                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                               AGREEMENT AND PLAN
                                   OF MERGER
                                     DATED
                                AUGUST 20, 2001
                                 BY AND BETWEEN
                       CROSS MEDIA MARKETING CORPORATION,
                                      AND
                               LIFEMINDERS, INC.

                               TABLE OF CONTENTS

ARTICLE I. THE MERGER.......................................    1
  Section 1.1. The Merger...................................    1
  Section 1.2. Effective Time...............................    2
  Section 1.3. Effect of the Merger.........................    2
  Section 1.4. Subsequent Actions...........................    2
  Section 1.5. Certificate of Incorporation; Bylaws;
     Directors and Officers of XMM..........................    2

ARTICLE II. EFFECT ON STOCK OF THE SURVIVING CORPORATION AND
  THE MERGED CORPORATION....................................    3
  Section 2.1. Conversion of Securities.....................    3
  Section 2.2. Conversion of Shares.........................    3
  Section 2.3. Cancellation of Treasury Shares and XMM-Owned
     Shares.................................................    3
  Section 2.4. Election of Consideration....................    4
  Section 2.5. Election Procedures..........................    5
  Section 2.6. Mechanics of Payment of Consideration........    6
  Section 2.7. Transfer Books...............................    7
  Section 2.8. No Fractional Share Certificates.............    8
  Section 2.9. Options to Purchase LifeMinders Common
     Stock..................................................    8
  Section 2.10. Certain Adjustments.........................    9

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF
  LIFEMINDERS...............................................    9
  Section 3.1. Organization and Qualification;
     Subsidiaries...........................................    9
  Section 3.2. Certificate of Incorporation and Bylaws......   10
  Section 3.3. Capitalization...............................   10
  Section 3.4. Authority Relative to this Agreement.........   11
  Section 3.5. No Conflict; Required Filings and Consents...   12
  Section 3.6. SEC Filings; Financial Statements............   13
  Section 3.7. Absence of Certain Changes or Events.........   13
  Section 3.8. Litigation...................................   13
  Section 3.9. Permits; No Violation of Law.................   14
  Section 3.10. Joint Proxy Statement.......................   14
  Section 3.11. Employee Matters; ERISA.....................   15
  Section 3.12. Labor Matters...............................   16
  Section 3.13. Environmental Matters.......................   17
  Section 3.14. Board Action; Vote Required.................   17
  Section 3.15. Opinions of Financial Advisors..............   18
  Section 3.16. Brokers.....................................   18
  Section 3.17. Tax Matters.................................   18
  Section 3.18. Intellectual Property.......................   20
  Section 3.19. Insurance...................................   21
  Section 3.20. Ownership of Securities.....................   21
  Section 3.21. Certain Contracts...........................   21
  Section 3.22. Minute Books................................   22

  Section 3.23. Related Party Transactions..................   22
  Section 3.24. Real Property...............................   22
  Section 3.25. Tax Treatment...............................   23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF XMM...........   23
  Section 4.1. Organization and Qualification;
     Subsidiaries...........................................   23
  Section 4.2. Certificate of Incorporation and Bylaws......   23
  Section 4.3. Capitalization...............................   23
  Section 4.4. Authority Relative to this Agreement.........   25
  Section 4.5. No Conflict; Required Filings and Consents...   26
  Section 4.6. SEC Filings; Financial Statements............   26
  Section 4.7. Absence of Certain Changes or Events.........   27
  Section 4.8. Litigation...................................   27
  Section 4.9. Permits; No Violation of Law.................   27
  Section 4.10. Joint Proxy Statement.......................   28
  Section 4.11. Employee Matters; ERISA.....................   28
  Section 4.12. Labor Matters...............................   29
  Section 4.13. Environmental Matters.......................   29
  Section 4.14. Board Action; Vote Required.................   30
  Section 4.15. Opinions of Financial Advisors..............   30
  Section 4.16. Brokers.....................................   30
  Section 4.17. Tax Matters.................................   31
  Section 4.18. Intellectual Property.......................   32
  Section 4.19. Insurance...................................   33
  Section 4.20. Ownership of Securities.....................   33
  Section 4.21. Certain Contracts...........................   33
  Section 4.22. Minute Books................................   34
  Section 4.23. Related Party Transactions..................   34
  Section 4.24. Tax Treatment...............................   34

ARTICLE V. CONDUCT OF BUSINESSES PENDING THE MERGER.........   34
  Section 5.1. Conduct of Business of LifeMinders and XMM
     Pending the Merger.....................................   34
  Section 5.2. Additional Obligations of LifeMinders Pending
     the Merger.............................................   36
  Section 5.3. No Solicitation..............................   38
  Section 5.4. Subsequent Financial Statements..............   39
  Section 5.5. Directors' and Officers' Indemnification and
     Insurance..............................................   40
  Section 5.6. Hiring of Employees..........................   41

ARTICLE VI. ADDITIONAL AGREEMENTS...........................   41
  Section 6.1. Joint Proxy Statement and the Registration
     Statement..............................................   41
  Section 6.2. XMM and LifeMinders Stockholders' Meetings...   42
  Section 6.3. Consummation of Merger; Additional
     Agreements.............................................   43
  Section 6.4. Notification of Certain Matters..............   44
  Section 6.5. Access to Information........................   44
  Section 6.6. Public Announcements.........................   45
  Section 6.7. Stock Exchange Listing.......................   45

  Section 6.8. Post-Merger XMM Board of Directors...........   45
  Section 6.9. No Shelf Registration........................   46
  Section 6.10. Blue Sky....................................   46
  Section 6.11. Tax-Free Reorganization.....................   46
  Section 6.12. Determination of LifeMinders' Net Cash and
     Cash Equivalents.......................................   46
  Section 6.13. Voting Agreements...........................   47

ARTICLE VII. CONDITIONS TO MERGER...........................   47
  Section 7.1. Conditions to Obligations of Each Party to
     Effect the Merger......................................   47
  Section 7.2. Additional Conditions to Obligations of
     LifeMinders............................................   48
  Section 7.3. Additional Conditions to Obligations of
     XMM....................................................   49

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER.............   50
  Section 8.1. Termination..................................   50
  Section 8.2. Effect of Termination........................   52
  Section 8.3. Amendment....................................   53
  Section 8.4. Waiver.......................................   53

ARTICLE IX. GENERAL PROVISIONS..............................   53
  Section 9.1. Non-Survival of Representations, Warranties
     and Agreements.........................................   53
  Section 9.2. Notices......................................   53
  Section 9.3. Fees and Expenses............................   54
  Section 9.4. Certain Definitions..........................   54
  Section 9.5. Headings.....................................   57
  Section 9.6. Severability.................................   57
  Section 9.7. Entire Agreement; No Third-Party
     Beneficiaries..........................................   57
  Section 9.8. Assignment...................................   57
  Section 9.9. Governing Law; Forum; Waiver of Jury Trial...   57
  Section 9.10. Counterparts................................   58
  Section 9.11. Interpretation..............................   58

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated August 20, 2001 ("the date hereof"), is entered into by and between Cross Media Marketing Corporation, a Delaware corporation ("XMM") and LifeMinders, Inc., a Delaware corporation ("LifeMinders").

     Whereas, the respective Boards of Directors of XMM and LifeMinders have determined that it is in the best interests of their respective stockholders that XMM and LifeMinders enter into a business combination under which LifeMinders will merge with and into XMM pursuant to the Merger (as defined in Section 1.1 hereof) and XMM and LifeMinders desire to enter into the transaction contemplated hereby, and, in connection therewith, to make certain representations, warranties and agreements to and with each other;

     Whereas, the Board of Directors of each of XMM and LifeMinders has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, its business strategies and goals and each has approved the Merger upon the terms and conditions set forth herein;

     Whereas, for federal income tax purposes, it is intended that the Merger shall constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a purchase under United States generally accepted accounting principles ("GAAP"); and

     Whereas, XMM and LifeMinders entered into an Agreement and Plan of Merger dated July 18, 2001 (the "Original Merger Agreement") and have now determined that it is in the best interests of their respective stockholders to amend and restate the Original Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger.

     At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), LifeMinders will be merged with and into XMM (the "Merger"), whereby the separate corporate existence of LifeMinders shall cease and XMM shall continue as the surviving corporation. XMM, as the surviving corporation after the Merger, is herein sometimes referred to as the "Surviving Corporation" and LifeMinders, as the non-surviving corporation after the Merger, is herein sometimes referred to as the "Merged Corporation." LifeMinders and XMM are herein referred to collectively as the "Parties" and each individually as a "Party."

     Section 1.2. Effective Time.

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof and the consummation of the Closing referred to in Section 6.3 hereof, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being the "Effective Time").

     Section 1.3. Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of LifeMinders and XMM shall continue with, or vest in, as the case may be, XMM, and all debts, liabilities and duties of LifeMinders and XMM shall continue to be, or become, as the case may be, the debts, liabilities and duties of XMM.

     Section 1.4. Subsequent Actions.

     If at any time after the Effective Time XMM shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in XMM its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by XMM as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of XMM shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in XMM or otherwise to carry out this Agreement.

     Section 1.5. Certificate of Incorporation; Bylaws; Directors and Officers of XMM.

     Unless otherwise agreed by LifeMinders and XMM before the Effective Time, at the Effective Time:

     (a) the Amended and Restated Certificate of Incorporation of XMM shall be, subject to the XMM Stockholder Approval, as set forth in Exhibit 1.5(a), until thereafter amended as provided by law and such Amended and Restated Certificate of Incorporation;

     (b) the Amended and Restated Bylaws of XMM shall be the Amended and Restated Bylaws of XMM as in effect immediately prior to the Effective Time until thereafter amended as provided by law and the Amended and Restated Certificate of Incorporation and such Amended and Restated Bylaws; and

     (c) subject to Section 6.8, the directors and officers of XMM immediately prior to the Effective Time shall continue to serve in their respective offices of XMM from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II

    EFFECT ON STOCK OF THE SURVIVING CORPORATION AND THE MERGED CORPORATION

     Section 2.1. Conversion of Securities.

     The manner and basis of converting the shares of common stock of the Merged Corporation at the Effective Time, by virtue of the Merger and without any action on the part of either Party or the holder of any of such securities, shall be as hereinafter set forth in this Article II.

     Section 2.2. Conversion of Shares.

     Each share of common stock, par value $0.01 per share, of LifeMinders ("LifeMinders Common Stock") issued and outstanding immediately before the Effective Time (excluding those cancelled pursuant to Section 2.3) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, be converted into (i) the right to receive cash and/or shares of common stock, par value $0.001 per share, of XMM ("XMM Common Stock") in accordance with Section 2.4 hereof and (ii) a cash payment in lieu of fractional shares, if any, in accordance with Section 2.8 hereof (collectively, the "Merger Consideration"); provided, however, that dividends and other distributions of any kind payable to holders of record of XMM Common Stock shall not be paid by XMM in respect of any unsurrendered certificates representing shares of LifeMinders Common Stock (each, an "Old Certificate") until such Old Certificates shall have been surrendered as provided herein. Upon the subsequent surrender and exchange of such Old Certificates, the holder thereof shall be paid, without interest, the amount of any dividend or other distribution which became payable on or after the Effective Time to holders of record on or after the Effective Time of shares of XMM Common Stock, if the payment date was prior to or on the date of surrender and exchange; if the payment date is subsequent to such surrender and exchange, payment shall be made on such payment date. No interest will be paid or will accrue on any cash payable on the surrender of any Old Certificate.

     Section 2.3. Cancellation of Treasury Shares and XMM-Owned Shares.

     At the Effective Time, each share of LifeMinders Common Stock held in the treasury of LifeMinders or owned by XMM immediately prior to the Effective Time shall be cancelled and retired and no shares of stock or other securities of XMM shall be issuable, and no payment or other consideration shall be made, with respect thereto.

     Section 2.4. Election of Consideration.

     (a) Subject to the allocation and election procedures and requirements set forth in this Section 2.4 and Sections 2.5 and 2.10 below, each holder of record (as of the Election Deadline) of shares of LifeMinders Common Stock will be entitled to elect to receive with respect to all of such holder's shares (the "Shares"): (i) cash (the "Cash Election"); or (ii) cash (the "Cash Portion") for a percentage of the Shares equal to a fraction, the numerator of which is 24 and the denominator of which is 72, and shares of XMM Common Stock (the "Stock Portion") for a percentage of the Shares equal to a fraction, the numerator of which is 48 and the denominator of which is 72 (the "Cash/Stock Election"); or
(iii) shares of XMM Common Stock, and no cash, (the "Stock Election"). All elections shall be made on a form designed for that purpose by XMM with the reasonable approval of LifeMinders (the "Election Form") in accordance with the procedures specified in Section 2.5.

     (b) Any such holder of LifeMinders Common Stock who fails to submit an Election Form within the time period specified, or whose Election Form is not effective as specified in Section 2.5, will be deemed for all purposes of this Agreement to have made the Stock Election.

     (c) Each share (or a fraction thereof) of LifeMinders Common Stock covered by the Cash Portion of a Cash/Stock Election will be exchanged for the Per Share Cash Consideration (as defined below) and each share (or a fraction thereof) of LifeMinders Common Stock covered by the Stock Portion of a Cash/Stock Election will be exchanged for the Per Share Stock Consideration (as defined below) (subject to the provisions in Section 2.8 below).

     (d) Each share of LifeMinders Common Stock held by a holder of LifeMinders Common Stock who either (i) makes a Stock Election (or who is deemed to have made a Stock Election) or (ii) was not a stockholder of record with respect to such share of LifeMinders Common Stock as of the Election Deadline, will be exchanged for the Per Share Stock Consideration (subject to the provisions of Section 2.8 below).

     (e) Subject to clause (f) below, each share of LifeMinders Common Stock held by a holder of LifeMinders Common Stock who makes a Cash Election will be exchanged for the Per Share Cash Consideration;

     (f) If the Available Cash Amount (as defined below) divided by the aggregate number of shares of LifeMinders Common Stock covered by Cash Elections (the "Cash Election Shares") is less than the Per Share Cash Consideration, then all shares of LifeMinders Common Stock covered by Cash Elections shall be converted into the right to receive shares of XMM Common Stock and cash in the following manner:

     each such share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the Available Cash Amount divided by the total number of Cash Election Shares, and (ii) shares (or a fractional share) of XMM Common Stock equal to the quotient of (x) the difference between the Per Share Cash Consideration and the cash per share such holder received pursuant to Section 2.4(f)(i) above, divided by
     (y) $1.9845.

     For purposes hereof and Exhibit 2.4B:

     "Aggregate Merger Consideration" equals Seventy Two Million Dollars ($72,000,000) minus the Shortfall Adjustment (defined below), if any.

     "Available Cash Amount" shall be equal to (i) the Total Cash Component minus (ii) the aggregate amount of the Cash Portions paid pursuant to all Cash/Stock Elections.

     "LifeMinders' Net Cash and Cash Equivalents" shall be calculated as set forth on Exhibit 2.4A hereto.

     "Per Share Cash Consideration" shall be calculated as set forth in Exhibit 2.4B and rounded to the fourth decimal place.

     "Per Share Stock Consideration" shall mean the number of shares of XMM Common Stock equal to the Per Share Cash Consideration divided by $1.9845, rounded to the fourth decimal point.

     "Shortfall" shall mean the amount, if any, by which LifeMinders' Net Cash and Cash Equivalents at August 31, 2001 is less than Forty Nine Million Dollars ($49,000,000).

     "Shortfall Adjustment" is an amount equal to the Shortfall; provided, however, that (i) the "Shortfall Adjustment" shall be deemed to be zero (0) if LifeMinders' Net Cash and Cash Equivalents at August 31, 2001 are at least Forty Eight Million Nine Hundred Thousand Dollars ($48,900,000) and (ii) in no event shall the "Shortfall Adjustment" be greater than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

     "Total Cash Component" shall mean Twenty Four Million Dollars ($24,000,000) plus one-third of the cash received by LifeMinders as a result of the exercise of LifeMinders Options between July 18, 2001 and the Effective Time, minus the product of (x) the Shortfall Adjustment, if any, times (y) a fraction, the numerator of which is 24 and the denominator of which is 72.

     Section 2.5. Election Procedures.

     (a) The Election Form shall be distributed to each LifeMinders stockholder of record as of the Record Date and shall specify the Election Deadline (as defined in Section 9.4 below). The Parties shall use their reasonable efforts to cause the Election Forms and the Joint Proxy Statement to be delivered or otherwise made available to purchasers of LifeMinders Common Stock after the Record Date.

     (b) Elections shall be made by LifeMinders stockholders by mailing or otherwise delivering to the Exchange Agent (as defined in Section 9.4 herein) a completed Election Form. To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by the Old Certificates as to which the election is being made (or accompanied by a Guaranty of Delivery (as defined in Section 9.4 below) of such Certificates, or by appropriate evidence that such Certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by LifeMinders or XMM). An Election Form and accompanying Old Certificates, Guaranty of Delivery or evidence of lost, stolen or destroyed certificates (accompanied by any requested security or indemnity) must be received by the Exchange Agent by the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form.

     (c) XMM, or the Exchange Agent if so designated by XMM, shall determine in the reasonable exercise of discretion, whether the Election Forms have been properly completed, signed and submitted (and are therefore effective) or changed or revoked and may disregard immaterial defects in Election Forms. XMM or the Exchange Agent, as applicable, will notify the applicable stockholder of any defect in an Election Form by regular mail or such other method of notice which can reasonably be expected to be at least as prompt.

     (d) In the event that this Agreement is terminated pursuant to the provisions hereof and any Old Certificates and Guarantys of Delivery have been transmitted to the Exchange Agent pursuant to the provisions hereof, XMM and LifeMinders shall cause the Exchange Agent to promptly return such Old Certificates and Guarantys of Delivery to the Person submitting the same.

     Section 2.6. Mechanics of Payment of Consideration.

     (a) Within five (5) Business Days after the Effective Time, XMM shall deposit with the Exchange Agent sufficient certificates representing XMM Common Stock and sufficient cash to enable the Exchange Agent to distribute the Merger Consideration as determined pursuant to this Agreement. As soon as practicable but not later than fifteen (15) Business Days after the Effective Time, the Exchange Agent shall distribute, to all LifeMinders stockholders who have properly submitted by the Election Deadline Election Forms that are effective and accompanied by their Old Certificates, Guarantys of Delivery or proper evidence with respect to lost, stolen or destroyed certificates (accompanied by any requested security or indemnity), the portion of the Merger Consideration to which each such stockholder is entitled.

     (b) As soon as practicable but not later than fifteen (15) Business Days after the Effective Time, the Exchange Agent shall send the Stockholder Materials to each LifeMinders stockholder who failed on or before the Election Deadline, to submit an Election Form, or whose Election Form was not effective. All Stockholder Materials shall be sent by first class United States mail to such LifeMinders stockholders at the addresses set forth on the official stockholder records of LifeMinders. XMM shall also make appropriate provisions with the Exchange Agent to enable LifeMinders stockholders to obtain the Stockholder Materials from, and to deliver the Old Certificates, Guarantys of Delivery or evidence with respect to lost, stolen or destroyed certificates (accompanied by any requested security or indemnity) to, the Exchange Agent in person, commencing on or not later than fifteen (15) Business Days following the Effective Time. Upon receipt of the appropriate Stockholder Materials, together with the Old Certificates, Guarantys of Delivery or evidence with respect to lost, stolen or destroyed certificates (accompanied by any requested security or indemnity) the Exchange Agent shall take prompt action to process such Stockholder Materials (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects) and to mail to such former LifeMinders stockholders the portion of the Merger Consideration to which each such stockholder is entitled, but in no event later than ten (10) Business Days after receiving properly completed Stockholder Materials from such stockholders.

     (c) Any holder whose Old Certificates have been lost, stolen or destroyed may nevertheless obtain the portion of the Merger Consideration into which the shares of LifeMinders Common Stock represented by such Old Certificates have been converted pursuant to the provisions of this Article II, provided such holder delivers to XMM or the Exchange Agent a statement certifying such loss, theft or destruction and providing for indemnity reasonably satisfactory to XMM and the Exchange Agent indemnifying XMM and the Exchange Agent against any loss or expense any of them may incur as a result of such lost, stolen or destroyed Old Certificates being thereafter surrendered to the Exchange Agent. Until so surrendered, each Old Certificate that, prior to the Effective Time, represented shares of LifeMinders Common Stock will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration into which such shares of LifeMinders Common Stock shall have been so converted.

     (d) The Exchange Agent shall invest any cash deposited with it pursuant to
Section 2.6(a) hereof, as directed by XMM, on a daily basis. Any interest and other income resulting from such investments shall be paid to XMM.

     (e) Any portion of the Merger Consideration held by the Exchange Agent which has not been delivered to the LifeMinders stockholders pursuant to this
Article II within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to XMM, and thereafter holders of Old Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Article II shall thereafter look only to XMM (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for cash or shares of XMM Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to the shares of XMM Common Stock to which they are entitled. Notwithstanding the foregoing provisions of this Section 2.6, none of the Exchange Agent, XMM or LifeMinders shall be liable to a holder of an Old Certificate for cash, XMM Common Stock, any dividends or distributions thereon or any cash payment for fractional shares as contemplated by Section 2.8, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.7 hereof.

     Section 2.7. Transfer Books.

     The stock transfer books of LifeMinders shall be closed at the Effective Time and no transfer of any shares of LifeMinders Common Stock will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of LifeMinders Common Stock prior to the Effective Time that is not registered in the stock transfer records of LifeMinders at the Effective Time, a certificate or certificates representing the number of whole shares of XMM Common Stock into which such shares of LifeMinders Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.8 hereof, if the Old Certificate therefor is surrendered as provided in Section 2.5 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer or other tax.

     Section 2.8. No Fractional Share Certificates.

     No scrip or fractional share certificates for shares of XMM Common Stock shall be issued, but in lieu thereof each holder of a share or shares of LifeMinders Common Stock otherwise entitled to a fractional share of XMM Common Stock on the Effective Time shall receive from XMM an amount of cash equal to the product obtained by multiplying (i) the Per Share Cash Consideration by (ii) the fraction of a share of XMM Common Stock to which the holder would otherwise be entitled. No such holder of Old Certificates shall be entitled to dividends or other rights in respect of any such fractional interest in XMM Common Stock. Payment for such fractional interest shall be made, without interest, net of any required withholding upon surrender of the Old Certificates.

     Section 2.9. Options to Purchase LifeMinders Common Stock.

     (a) As of the Effective Time, XMM shall assume all of the stock options of LifeMinders, whether or not vested or immediately exercisable, outstanding immediately prior to the Effective Time under the LifeMinders Option Plans (as defined in Section 3.3(a) below) (the "LifeMinders Options"). Each LifeMinders Option, whether or not exercisable at the Effective Time, shall be assumed by XMM in such a manner that it shall be exercisable upon the same terms and conditions as under the LifeMinders Option Plan pursuant to which it was granted and the applicable option agreement issued thereunder (except to the extent that such vesting terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby); provided that (i) each such option thereafter shall be exercisable for a number of shares of XMM Common Stock (rounded down to the nearest whole share) equal to the Per Share Stock Consideration multiplied by the number of shares of LifeMinders Common Stock subject to such option, and (ii) the option price per share of XMM Common Stock thereafter shall equal the option price per share of LifeMinders Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Per Share Stock Consideration (the "XMM Exchange Options"); provided that if the foregoing results in an aggregate exercise price that requires the payment of a fraction of a cent at the time of exercise of XMM Exchange Options for one or more shares of XMM Common Stock (with the exercise price considered in the aggregate for all such Options being exercised), then the aggregate exercise price for such shares shall be further adjusted upwards to the nearest whole cent.

     (b) (Intentionally Omitted).

     (c) Exhibit 2.9B sets forth a list of holders of LifeMinders Options whose Options will become fully exercisable at the Effective Time as a result of the transactions contemplated hereby; upon such exercise, such holders shall receive XMM Common Stock as set forth in Section 2.9(a) above.

     (d) The adjustments provided in this Section 2.9 with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

     (e) On or prior to the Effective Time, XMM shall obtain the approval of its Board of Directors in accordance with Rule 16b-3 under the Exchange Act of the exchange of securities as contemplated by this Agreement consistent with the SEC no action letter issued to Skadden Arps Slate Meagher & Flom dated January 12, 1999.

     (f) LifeMinders shall amend the LifeMinders Employee Stock Purchase Plan (the "LifeMinders Purchase Plan") so that as of the Effective Time: (i) the LifeMinders Purchase Plan shall provide that no additional purchase rights shall be issued under it; and (ii) each purchase right granted under the LifeMinders Purchase Plan shall terminate, if it has not previously terminated by its terms. As of the Effective Time, each then-outstanding purchase right granted under the LifeMinders Purchase Plan shall be terminated.

     Section 2.10. Certain Adjustments.

     If between the date hereof and the Effective Time, the outstanding shares of LifeMinders Common Stock or of XMM Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Per Share Stock Consideration and the Per Share Cash Consideration, as applicable, shall be adjusted accordingly to provide to the holders of LifeMinders Common Stock and XMM Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF LIFEMINDERS

     Except as (i) expressly disclosed in the LifeMinders SEC Reports (including all exhibits referred to therein) (provided however the LifeMinders SEC Reports shall not qualify the representations and warranties contained in Sections 3.1, 3.3, 3.5, 3.7, 3.8, 3.11 and 3.17(h)) or (ii) set forth in the disclosure schedule delivered by LifeMinders to XMM with the Original Merger Agreement, as amended on the date hereof by Attachment A hereto (the "LifeMinders Disclosure Schedule") (each section of which qualifies the correspondingly-numbered representation and warranty, as specified therein), LifeMinders hereby represents and warrants to XMM as follows:

     Section 3.1. Organization and Qualification; Subsidiaries.

     Each of LifeMinders and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

     Each of LifeMinders and its Subsidiaries has the requisite corporate power and authority and each necessary governmental authority, franchise, license, certificate or permit to own, operate or lease its properties and carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on LifeMinders or its Subsidiaries.

     Section 3.2. Certificate of Incorporation and Bylaws.

     LifeMinders has heretofore furnished, or otherwise made available, to XMM a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of LifeMinders and each of its Subsidiaries. Such Certificates of Incorporation and Bylaws are all in full force and effect. Neither LifeMinders nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or, in any material respect, its Bylaws.

     Section 3.3. Capitalization.

     (a) The authorized capital stock of LifeMinders consists of (i) 9,665,240 shares of preferred stock, par value $.01 per share, of which, as of July 17, 2001, none is outstanding or reserved for issuance, and (ii) 60,000,000 shares of LifeMinders Common Stock, of which, as of July 17, 2001, (A) 26,579,211 shares were issued and outstanding, (B) no shares were held in the treasury of LifeMinders, and (C) 5,425,978 shares were reserved for issuance in connection with the exercise of outstanding options granted under the stock option plans described in Section 3.3 of the LifeMinders Disclosure Schedule (collectively, the "LifeMinders Option Plans") and of the other LifeMinders Equity Rights (as defined in Section 3.3(b) hereof). True and complete copies of all LifeMinders Option Plans (including the form of stock option grants thereunder) have been delivered to XMM. All necessary stockholder approvals for the LifeMinders Option Plans have been obtained. Section 3.3(a) of the LifeMinders Disclosure Schedule contains a true and complete list of all outstanding options and other LifeMinders Equity Rights as of July 17, 2001, which list includes the name of the option or other LifeMinders Equity Right holder, the date of issuance, exercise price, number of shares issuable upon exercise thereof, vesting terms, the plan under which such option or other LifeMinders Equity Right was issued or granted (if applicable), whether an option is intended to qualify as an incentive stock option, and the expiration date. Except as contemplated by
Section 2.9(c) above, the consummation of the transactions contemplated hereby will not result in, or otherwise require any changes, alterations or modifications to the terms of any LifeMinders Equity Rights, or permit any Person who exercises a LifeMinders Equity Rights after the Effective Time to receive anything other than XMM Common Stock upon such exercise.

     (b) All shares of LifeMinders Common Stock which are outstanding as of the date hereof are duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights. The offer and sale by LifeMinders of all of the shares of LifeMinders' capital stock were conducted in compliance with all federal and applicable state securities laws. Neither LifeMinders nor any of its Subsidiaries is a party to any voting trusts or other arrangements or agreements in favor of any Person with respect to the voting of LifeMinders' capital stock and, to LifeMinders' knowledge, except for the voting agreements referred to in Section 6.13 herein, there are no voting trusts or other arrangements or agreements in favor of any Person with respect to the voting of LifeMinders' capital stock. Other than this Agreement, the options granted pursuant to the LifeMinders Option Plans, and the LifeMinders Equity Rights described in Section 3.3(b) of the LifeMinders Disclosure Schedule, there are no outstanding rights with respect to the capital stock of LifeMinders or any LifeMinders Subsidiary including, without limitation, any stock appreciation, "phantom" stock, stock bonus, stock purchase or equity compensation plan. For purposes of this Agreement, "LifeMinders Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of LifeMinders or any LifeMinders Equity Rights from LifeMinders or any of LifeMinders' Subsidiaries at any time, or upon the happening of any stated event.

     (c) There are no outstanding obligations of LifeMinders or any of LifeMinders' Subsidiaries to repurchase, redeem or otherwise acquire (i) any shares of capital stock of LifeMinders or of any LifeMinders Subsidiary or (ii) any LifeMinders Equity Rights.

     (d) All of the outstanding capital stock of each of LifeMinders' Subsidiaries is owned directly or indirectly by LifeMinders and is duly authorized, validly issued, fully paid and nonassessable. All of the outstanding capital stock of each of LifeMinders' Subsidiaries owned directly or indirectly by LifeMinders is owned free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances (collectively "Liens"). There are no outstanding LifeMinders Subsidiary Equity Rights and there are no outstanding obligations of LifeMinders or any of LifeMinders' Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of LifeMinders' Subsidiaries or any LifeMinders Subsidiary Equity Rights. For purposes of this Agreement, "LifeMinders Subsidiary Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of any LifeMinders Subsidiary at any time, or upon the happening of any stated event.

     (e) The LifeMinders Common Stock is listed on the NASDAQ National Market under the symbol "LFMN" and LifeMinders has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the LifeMinders Common Stock for such listing.

     Section 3.4. Authority Relative to this Agreement.

     LifeMinders has the necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement and approval of the transactions contemplated hereby by LifeMinders' stockholders in accordance with the DGCL, the rules of the NASDAQ Stock Market and the applicable provisions of LifeMinders' Certificate of Incorporation and Bylaws (the "LifeMinders Stockholder Approval"), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by LifeMinders, and the consummation by LifeMinders of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of LifeMinders, subject to obtaining the LifeMinders Stockholder Approval. This Agreement has been duly executed and delivered by LifeMinders and, assuming (a) the due authorization, execution and delivery thereof by XMM, and (b) the obtaining of the LifeMinders Stockholder Approval, constitutes a legal, valid and binding obligation of LifeMinders, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     Section 3.5. No Conflict; Required Filings and Consents.

     (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by LifeMinders do not, and the performance of this Agreement by LifeMinders will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of LifeMinders, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to LifeMinders or any of its Subsidiaries or by which any of their respective property or assets is bound or affected, (iii) violate or conflict with the Certificate of Incorporation or Bylaws of any of LifeMinders' Subsidiaries, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets (including investments) of LifeMinders or any of its Subsidiaries pursuant to, result in the loss of any benefit under, or result in any modification or alteration of, or require the payment of additional amounts or accelerate the payment of amounts due under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which LifeMinders or any of its Subsidiaries is a party or by which LifeMinders, any of such Subsidiaries or any of their respective property or assets (including investments) is bound or affected, except, in the case of clauses (ii), (iii), and (iv) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LifeMinders.

     (b) Except for obtaining the LifeMinders Stockholder Approval and applicable requirements, if any, of stock exchanges upon which securities of LifeMinders are listed, the Exchange Act, the filing and recordation of appropriate merger or other documents as required by the DGCL and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges, (i) neither LifeMinders nor any of its Subsidiaries is required to submit any notice, report or other filing with any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by LifeMinders or any of its Subsidiaries in connection with LifeMinders' execution, delivery or performance of this Agreement.

     Section 3.6. SEC Filings; Financial Statements.

     (a) LifeMinders has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since November 19, 1999, and has heretofore delivered or made available to XMM, in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and 2000, (ii) proxy statements relating to each of LifeMinders' meetings of stockholders (whether annual or special) held since November 19, 1999, (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001, and (iv) all other reports or registration statements filed by LifeMinders with the SEC since September 24, 1999 (collectively, the "LifeMinders SEC Reports"). The LifeMinders SEC Reports were prepared in accordance with the requirements of the 1933 Act or the Exchange Act (as defined in Section 9.4 hereof), as the case may be, and the rules and regulations promulgated under each of such respective acts. The LifeMinders SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) All financial statements, including all related notes and schedules, contained in each of the LifeMinders SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position and stockholders' equity of LifeMinders and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of LifeMinders and its Subsidiaries for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for changes in accounting principles disclosed in the notes thereto) and subject, in the case of interim financial statements, to normal year-end adjustments.

     Section 3.7. Absence of Certain Changes or Events.

     Since December 31, 2000, and except as expressly permitted by this Agreement, LifeMinders and its Subsidiaries have not incurred any liability required by GAAP to be disclosed on a consolidated balance sheet of LifeMinders and its Subsidiaries or the footnotes thereto, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business assets, liabilities, financial condition or results of operations of LifeMinders or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on LifeMinders, and LifeMinders and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     Section 3.8. Litigation.

     Section 3.8 of the LifeMinders Disclosure Schedule sets forth a list of all claims, actions, suits, proceedings or investigations pending or, to LifeMinders' knowledge, threatened against LifeMinders or any of its Subsidiaries, or any properties or rights of LifeMinders or any of its

Subsidiaries, or any properties or rights of LifeMinders or any of its Subsidiaries, by or before any Governmental Entity. Section 3.8 of the LifeMinders Disclosure Schedule also sets forth a list of all orders or decrees (of any Governmental Entity) to which LifeMinders or any of its Subsidiaries or predecessor entities is subject. There are no claims, actions, suits, proceedings or investigations pending or, to LifeMinders' knowledge, threatened against LifeMinders or any of its Subsidiaries, or any properties or rights of LifeMinders or any of its Subsidiaries, by or before any Governmental Entity except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on LifeMinders or prevent or materially delay the ability of LifeMinders to consummate the Merger.

     Section 3.9. Permits; No Violation of Law.

     The businesses of LifeMinders and its Subsidiaries are not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental Entity (including any stock exchange or other self-regulatory body) ("Legal Requirements"), or in violation of any permits, franchises, licenses, authorizations, certificates, variances, exemptions, orders, registrations or consents that are granted by any Governmental Entity (including any stock exchange or other self-regulatory body) ("Permits"), except for violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on LifeMinders. No investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to LifeMinders or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to LifeMinders' knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LifeMinders. Neither LifeMinders nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on LifeMinders, nor has LifeMinders or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

     Section 3.10. Joint Proxy Statement.

     None of the information supplied or to be supplied by or on behalf of LifeMinders or its Subsidiaries for inclusion or incorporation by reference in the registration statement (the "Registration Statement") to be filed with the SEC by XMM in connection with the issuance of the shares of XMM Common Stock as a result of the Merger (the "Merger Shares") will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of LifeMinders or its Subsidiaries for inclusion or incorporation by reference in the joint proxy statement/prospectus, in definitive form, relating to the meetings of LifeMinders and XMM stockholders to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, on the dates mailed to stockholders and at the times of the LifeMinders stockholders' meeting and the XMM stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (except for information relating solely to XMM or its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.11. Employee Matters; ERISA.

     (a) Except where the failure to be true would not, individually or in the aggregate, have a Material Adverse Effect on LifeMinders, (i) each LifeMinders Plan has been operated and administered in accordance with applicable law, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, (ii) each LifeMinders Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified,
(iii) except as required by COBRA, no LifeMinders Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of LifeMinders or of any trade or business, whether or not incorporated, which together with LifeMinders would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "LifeMinders ERISA Affiliate"), beyond their retirement or other termination of service, (iv) no liability under Title IV of ERISA has been incurred by LifeMinders or any LifeMinders ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to LifeMinders or any LifeMinders ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from LifeMinders or any LifeMinders ERISA Affiliate with respect to each LifeMinders Plan have been paid in full, (vi) neither LifeMinders nor any LifeMinders ERISA Affiliate has engaged in a transaction in connection with which LifeMinders or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the best knowledge of LifeMinders there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any LifeMinders Plan or any trusts related thereto and (viii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of LifeMinders or any of its Subsidiaries under any LifeMinders Plan or otherwise, (B) materially increase any benefits otherwise payable under any LifeMinders Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits.

     (b) For purposes of this Agreement, "LifeMinders Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by LifeMinders or by any LifeMinders ERISA Affiliate or to which LifeMinders or any LifeMinders ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of LifeMinders or any LifeMinders ERISA Affiliate. Each LifeMinders Plan is listed on Section 3.11(b) of the LifeMinders Disclosure Schedule.

     (c) Neither LifeMinders nor any LifeMinders ERISA Affiliate has ever sponsored, maintained, contributed to or had an obligation to contribute to any "pension plan" as described in Section 3(2) of ERISA.

     Section 3.12. Labor Matters.

     (a) Neither LifeMinders nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LifeMinders.

     (b) Except as set forth in Section 3.12(b) of the LifeMinders Disclosure Schedule, each of LifeMinders' and its Subsidiaries' employees is an at will employee, and LifeMinders or its Subsidiaries, as the case may be, has the right to terminate the employment of each of its respective employees at any time with or without cause and to terminate the engagement of any of its respective independent contractors and consultants at any time with or without cause without severance or other payments to such employee, independent contractor or consultant other than for services rendered through and without incurring any penalty or liability. Section 3.12(b) of the LifeMinders Disclosure Schedule contains (i) a list of all severance, retention, termination or similar cash payments due to all former employees, independent contractors or consultants of LifeMinders or its Subsidiaries, including the terms thereof, such as amounts due and payment schedule and (ii) a list of all employees, independent contractors and consultants to whom LifeMinders and/or its Subsidiaries is contractually obligated to pay severance, retention, termination or similar payments upon the termination of their employment or consulting relationship with LifeMinders and/or its Subsidiaries, including the term thereof.

     (c) Other than the employment agreements with Allison Abraham, Jonathan B. Bulkeley and Munish Ghandi, complete and correct copies of which were furnished or made available to XMM, neither LifeMinders nor any of its Subsidiaries is a party to any employment agreements on the date hereof.

     (d) Other than the consulting agreements with the individuals listed in
Section 3.12(d) of the LifeMinders Disclosure Schedule, complete and correct copies of which were furnished or made available to XMM, neither LifeMinders nor any of its Subsidiaries is a party to any consulting agreements on the date hereof.

     Section 3.13. Environmental Matters.

     Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on LifeMinders: (i) each of LifeMinders and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries;
(iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are not circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     As used herein and in Section 4.13, the term "Environmental Law" means any law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

     As used herein and in Section 4.13, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

     Section 3.14. Board Action; Vote Required.

     (a) The Board of Directors of LifeMinders has, at a meeting of such board duly held on August 19, 2001 (i) approved and adopted this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of LifeMinders' stockholders, and
(iii) resolved to recommend the adoption of this Agreement to LifeMinders' stockholders.

     (b) The adoption of this Agreement and the approval of the transactions contemplated hereby by the holders of a majority of the shares of LifeMinders Common Stock outstanding and entitled to vote thereon is the only vote of holders of any class or series of the capital stock of LifeMinders required to adopt this Agreement and approve the transactions contemplated hereby.

     Section 3.15. Opinions of Financial Advisors.

     LifeMinders has received the opinion of Legg Mason Wood Walker, Incorporated ("Legg Mason"), dated August 19, 2001 to the effect that, as of such date, the Merger Consideration (as the same may be adjusted in accordance with Section 2.10 hereof) is fair, from a financial point of view, to the holders of LifeMinders Common Stock.

     Section 3.16. Brokers.

     Except for Legg Mason, the arrangements with which have been disclosed to XMM in Section 3.16 of the LifeMinders Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LifeMinders or any of its Subsidiaries.

     Section 3.17. Tax Matters.

     (a) All federal, state, local and foreign Tax Returns (as defined herein) required to have been filed by LifeMinders or its Subsidiaries have been filed with the appropriate Governmental Entities by the due date thereof including extensions. Schedule 3.17 lists all federal, state, local, and foreign income Tax Returns filed with respect to each of LifeMinders and its Subsidiaries for taxable periods ended on or after December 31, 1996. Schedule 3.17 indicates those Tax Returns that have been audited or that are currently the subject of an audit, to the extent that LifeMinders or any of its Subsidiaries have been notified of any such audit or audits. Correct and complete copies of all federal, state, local, and foreign income Tax Returns, material examination reports, and statements of deficiencies assessed against, or agreed to by LifeMinders or any of its Subsidiaries filed or issued since December 31, 1996 have been provided or made available to XMM. Neither LifeMinders nor any of its Subsidiaries have (i) waived any statute of limitations in respect of any Tax, which has continuing effect, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency, which has not expired.

     (b) The Tax Returns referred to in subpart (a) of this Section 3.17 correctly and completely reflect all Tax liabilities and tax attributes of LifeMinders and its Subsidiaries required to be shown thereon;

     (c) All Taxes (as defined herein) owed with respect to those Tax Returns referred to in subpart (a) of this Section 3.17 have been fully paid or adequately reflected as a liability on LifeMinders' or its Subsidiaries' financial statements included in the LifeMinders SEC Reports;

     (d) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, LifeMinders and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements;

     (e) Neither LifeMinders nor any of its Subsidiaries or other affiliates has taken any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; and neither LifeMinders nor any of its Subsidiaries has any knowledge of any existing circumstances that would cause the Merger to fail to so qualify, or any present plan or intention to take any action after the Merger that would cause the Merger to fail to so qualify;

     (f) No deficiencies for any Taxes have been proposed, asserted or assessed against LifeMinders or any of its Subsidiaries that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on LifeMinders;

     (g) There are no Liens for Taxes upon any assets of LifeMinders or any of its Subsidiaries apart from Liens for Taxes not yet due and payable;

     (h) Neither LifeMinders nor any of its Subsidiaries (i) have made, are obligated to make, or are a party to any agreement that under any circumstances obligates it to make any payments in connection with the Merger, the deduction of which will be disallowed under Section 280G of the Code, or (ii) are subject to any contractual obligation to make any payments in the nature of compensation, which would be triggered by either (x) a change in ownership or control described in Section 280G(b)(2)(A)(i)(I) or (II) involving LifeMinders or any of its Subsidiaries (or any successor entities with respect thereto) or
(y) termination of employment;

     (i) Neither LifeMinders nor any of its Subsidiaries are a party to a Tax allocation or Tax sharing agreement. Neither LifeMinders nor any of its Subsidiaries (i) have been a member of an Affiliated Group (as such term is defined in Section 1504 of the Code) filing a federal income Tax Return (other than a group the common parent of which was LifeMinders) or (ii) have any Obligation for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision or state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

     (j) Neither LifeMinders nor any of its Subsidiaries have been the "distributing corporation" (within the meaning of Section 355(a)(1) of the Code) nor the "controlled corporation" (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement;

     (k) "Tax" or "Taxes" means (i) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other similar fee or charge imposed by a

Governmental Entity; or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing; and

     (l) "Tax Returns" means all returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax, and including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.18. Intellectual Property.

     (a) As used in this Agreement, "LifeMinders Intellectual Property" means all of the following which are necessary to conduct the business of LifeMinders and its Subsidiaries as conducted as of the date hereof: (i) trademarks, trade dress, service marks, domain names, copyrights, logos, trade names, corporate or entity names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) all computer software programs, databases and compilations (collectively, "Computer Software"); (iv) all proprietary rights, inventions, know-how and trade secrets; and (v) all material licenses and agreements to which LifeMinders or any of its Subsidiaries is a party which relate to any of the foregoing.

     (b) LifeMinders or its Subsidiaries owns or has the right to use, sell or license all LifeMinders Intellectual Property, free and clear of all Liens, and all registrations of LifeMinders Intellectual Property are valid and enforceable and have been duly maintained, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on LifeMinders.

     (c) To the knowledge of LifeMinders, the conduct of LifeMinders' and its Subsidiaries' businesses and the use of the LifeMinders Intellectual Property does not infringe upon, conflict with or violate any intellectual property rights or any other proprietary right or privacy rights of any Person, and neither LifeMinders nor any of its Subsidiaries has received any communication alleging that LifeMinders' or its Subsidiaries' use of any of the LifeMinders Intellectual Property infringes upon, violates or is otherwise in conflict with any intellectual property rights or other proprietary right or privacy rights of any third party, or that any of the LifeMinders Intellectual Property is invalid or unenforceable that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LifeMinders.

     (d) Each of LifeMinders and its Subsidiaries has used commercially reasonable efforts to maintain the confidentiality of its trade secrets and other LifeMinders Intellectual Property of a confidential and proprietary nature.

     (e) All of the current and former employees of LifeMinders and its Subsidiaries have executed the Information and Invention Assignment Agreement, in the form attached hereto as Exhibit 3.18(e), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on LifeMinders.

     Section 3.19. Insurance.

     Each of LifeMinders and each of its Subsidiaries is, and has been continuously since August 9, 1996 (or such later date as such Subsidiary was organized or acquired by LifeMinders), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by LifeMinders and its Subsidiaries during such time period. Since August 9, 1996 (or such later date as such Subsidiary was organized), neither LifeMinders nor any of its Subsidiaries has received notice of cancellation or termination with respect to any insurance policy of LifeMinders or its Subsidiaries and permitted a lapse in coverage to occur. The insurance policies of LifeMinders and its Subsidiaries are valid and enforceable policies.

     Section 3.20. Ownership of Securities.

     As of the date hereof, neither LifeMinders nor, to LifeMinders' knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of XMM.

     Section 3.21. Certain Contracts.

     (a) All contracts described in Item 601(b)(10) of Regulation S-K to which LifeMinders or its Subsidiaries is a party or may be bound (collectively, the "LifeMinders Contracts") have been filed as exhibits to, or incorporated by reference in, LifeMinders' Annual Report on Form 10-K for the year ended December 31, 2000, as amended through the date hereof. All LifeMinders Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, been terminated or if the failure to be in full force and effect, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LifeMinders. Neither LifeMinders nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any LifeMinders Contract, except in each case for those LifeMinders Contracts which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LifeMinders or LifeMinders' Subsidiaries.

     (b) Set forth in Section 3.21(b) of the LifeMinders Disclosure Schedule is a list of the contracts, agreements or arrangements to which LifeMinders or any of its Subsidiaries is a party or is bound which limits or restrains LifeMinders or any LifeMinders Subsidiary from engaging or competing in any business and which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on LifeMinders or LifeMinders' Subsidiaries.

     (c) LifeMinders has validly terminated the colocation contract described on
Section 3.21 of the LifeMinders Disclosure Schedule for cause and has no further liability under said contract.

     (d) LifeMinders has complied with and is in compliance with all of its contractual obligations to its stockholders relating to the registration of their shares of LifeMinders Common Stock, except where any such failure would not reasonably be expected to have a Material Adverse Effect on LifeMinders.

     (e) LifeMinders has provided to XMM true and complete copies of all material personal property leases which LifeMinders or any Subsidiary is a party that are outstanding on the date hereof and all agreements relating to the termination of any such lease or sublease.

     Section 3.22. Minute Books.

     The minute books of LifeMinders made available to XMM contain, in all material respects, a complete record of all meetings of directors and stockholders or actions by written consent since the time of incorporation of LifeMinders through the date of this Agreement.

     Section 3.23. Related Party Transactions.

     No LifeMinders 5% Stockholder (as defined below) or employee, officer or director of LifeMinders or member of his or her immediate family is indebted to LifeMinders, nor is LifeMinders indebted (or committed to make loans or extend or guarantee credit) to any of them. To LifeMinders' knowledge, no LifeMinders 5% Stockholder, or employee, officer or director of LifeMinders, or any member of the immediate family of any officer or director of LifeMinders is directly or indirectly interested in any material contract with LifeMinders. For purposes hereof, a LifeMinders 5% Stockholder shall be a stockholder who beneficially owns (as defined in Rule 13d-3 under the Exchange Act) 5% or more of the issued and outstanding shares of LifeMinders Common Stock.

     Section 3.24. Real Property.

     (a) Neither LifeMinders nor its Subsidiaries owns any Real Property (as defined below). Section 3.24 of the LifeMinders Disclosure Schedule contains a detailed list of all Real Property leased and/or subleased by LifeMinders and/or its Subsidiaries showing location, rental cost, landlord and address thereof, sublessor and address thereof (if applicable) and sublessee and address thereof (if applicable). LifeMinders has provided to XMM true and complete copies of all leases and subleases disclosed in Section 3.24 of the LifeMinders Disclosure Schedule and all agreements relating to the termination of any such lease or sublease.

     (b) Neither LifeMinders nor its Subsidiaries is in default under and has not breached, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default by LifeMinders or its Subsidiaries under, any of the leases or subleases set forth on Section 3.24 of the LifeMinders Disclosure Schedule.

     (c) For purposes hereof, "Real Property" shall mean any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, water rights, sewer rights and utility rights.

     Section 3.25. Tax Treatment.

     LifeMinders presently intends, immediately prior to the Merger, to operate at least one significant historic line of business, or own at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF XMM

     Except as (i) expressly disclosed in the XMM SEC Reports (including all exhibits referred to therein) (provided however the XMM SEC Reports shall not qualify the representations and warranties contained in Sections 4.1, 4.3, 4.5, 4.7, 4.8, 4.11 and 4.17(h)) or (ii) set forth in the disclosure schedule delivered by XMM to LifeMinders with the Original Merger Agreement, as amended on the date hereof by Attachment B hereto (the "XMM Disclosure Schedule" and together with the LifeMinders Disclosure Schedule, the "Disclosure Schedules") (each section of which qualifies the correspondingly numbered representation and warranty as specified therein), XMM hereby represents and warrants to LifeMinders as follows:

     Section 4.1. Organization and Qualification; Subsidiaries.

     Each of XMM and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of XMM and its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority, franchise, license, certificate or permit to own, operate or lease its properties and carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on XMM or its Subsidiaries.

     Section 4.2. Certificate of Incorporation and Bylaws.

     XMM has heretofore furnished, or otherwise made available, to LifeMinders a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of XMM and each of its Subsidiaries. Such Certificates of Incorporation and Bylaws are all in full force and effect. Neither XMM nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or, in any material respect, its Bylaws.

     Section 4.3. Capitalization.

     (a) The authorized capital stock of XMM consists of (i) 10,000,000 shares of preferred stock, par value $.001 per share (the "XMM Preferred Stock"), of which, as of July 16, 2001, (A) 50,625 shares, designated as Series A Convertible Preferred Stock, were issued and outstanding, (B) no shares were held in the treasury of XMM, and (C) no shares were reserved for issuance in connection with XMM Equity Rights (as defined in Section 4.3(b)); and (ii) 100,000,000 shares of XMM Common Stock, of which, as of July 16, 2001, (A) 36,126,008 shares were issued and outstanding, (B) 600,000 shares were held in the treasury of XMM, (C) 8,500,000 shares were reserved for issuance in connection with the exercise of options granted and available for grant under the stock option plans described in Section 4.3 of the XMM Disclosure Schedule (collectively, the "XMM Option Plans") and of the other XMM Equity Rights (as defined in Section 4.3(b) hereof), (D) 12,263,041 shares were reserved for issuance upon exercise of warrants described in XMM Supplemental Disclosure Schedule 4.3(a) (other than warrants to purchase 375,000 shares of Common Stock issued to The Shaar Fund Ltd. (the "Shaar Warrants"), (E) 20,250,000 were reserved for issuance upon conversion of the issued and outstanding shares of Series A Convertible Preferred Stock (the "Series A Shares"), (F) 2,227,500 were reserved for issuance upon exercise of the Shaar Warrants, and (G) 640,670 were reserved for issuance to The Shaar Fund Ltd. in payment of accrued and unpaid dividends on the Series A Shares through July 1, 2001. XMM is required to reserve shares of Common Stock for issuance upon conversion of the Series A Shares and exercise of the Shaar Warrants based on an assumed $0.25 conversion price of the Series A Shares and exercise price of the Warrants, notwithstanding the actual conversion price and exercise price at any given time. True and complete copies of all XMM Option Plans (including the form of stock option grants thereunder) have been delivered to LifeMinders. All necessary stockholder approvals for the XMM Option Plans have been obtained. The XMM Supplemental Disclosure Schedule 4.3(a) contains a true and complete list of all outstanding options and other XMM Equity Rights as of July 16, 2001, which list includes the name of the option or XMM Equity Right holder, the date of issuance, exercise price, number of shares issuable upon exercise thereof, vesting terms, the plan under which such option or XMM Equity Right was issued or granted (if applicable), whether an option is intended to qualify as an incentive stock option, and the expiration date. The consummation of the transactions contemplated hereby will not result in, or otherwise require, any changes, alterations or modifications to the terms of any XMM Equity Rights.

     (b) All shares of XMM Common Stock and Preferred Stock which are outstanding as of the date hereof are duly authorized and validly issued, and are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights. The offer and sale by XMM of all of the shares of capital stock were conducted in compliance with all federal and applicable state securities laws. Neither XMM or its Subsidiaries is a party to any voting trusts or other arrangements or agreements in favor of any Person with respect to the voting of XMM's capital stock. To XMM's knowledge, except for the voting agreements referred to in Section 6.13 herein, there are no voting trusts or other arrangements or agreements in favor of any Person with respect to the voting of XMM's capital stock. Other than this Agreement, the options granted pursuant to the XMM Option Plans, and the XMM Equity Rights described in the XMM Supplemental Disclosure Schedule 4.3(a), there are no outstanding rights with respect to the capital stock of XMM or any XMM Subsidiary including, without limitation, any stock appreciation, "phantom" stock, stock bonus, stock purchase or equity compensation plan. For purposes of this Agreement, "XMM Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of XMM or any XMM Equity Rights from XMM or any of XMM's Subsidiaries at any time, or upon the happening of any stated event.

     (c) There are no outstanding obligations of XMM or any of XMM's Subsidiaries to repurchase, redeem or otherwise acquire (i) any shares of capital stock of XMM or of any XMM Subsidiary or (ii) any XMM Equity Rights.

     (d) All of the outstanding capital stock of each of XMM's Subsidiaries is owned directly or indirectly by XMM and is duly authorized, validly issued, fully paid and nonassessable. All of the outstanding capital stock of each of XMM's Subsidiaries owned directly or indirectly by XMM is owned free and clear of any Liens. There are no outstanding XMM Subsidiary Equity Rights and there are no outstanding obligations of XMM or any of XMM's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of XMM's Subsidiaries or any XMM Subsidiary Equity Rights. For purposes of this Agreement, "XMM Subsidiary Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire any shares of the capital stock of any XMM Subsidiary at any time, or upon the happening of any stated event.

     (e) XMM has entered into a binding agreement, a true and complete copy of which is included as Exhibit 4.3(e) (the "Series A Agreement") with The Shaar Fund Ltd. (the "Series A Holder"), the holder of all outstanding Series A Shares, and the Series A Holder has agreed that (i) this Agreement shall be deemed to be "the Merger Agreement in effect on the date hereof" referred to in the Series A Agreement and (ii) the changes to the Original Merger Agreement reflected herein are accepted by such holder and shall have no effect on the rights and obligations of the parties under the Series A Agreement.

     (f) The XMM Common Stock is listed on the AMEX under the symbol "XMM" and XMM has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the XMM Common Stock for such listing.

     Section 4.4. Authority Relative to this Agreement.

     XMM has the necessary corporate power and authority to enter into this Agreement and, subject to (i) adoption of this Agreement, and (ii) approval of an amendment to XMM's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of XMM Common Stock by 50,000,000 shares ("Certificate Amendment") by XMM's stockholders in accordance with the DGCL, the rules of the American Stock Exchange ("AMEX") or applicable provisions of XMM's Certificate of Incorporation and Bylaws (the "XMM Stockholder Approval"), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by XMM, and the consummation by XMM of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of XMM, subject to obtaining the XMM Stockholder Approval. This Agreement has been duly executed and delivered by XMM and, assuming (a) the due authorization, execution and delivery thereof by LifeMinders, and (b) the obtaining of the XMM Stockholder Approval, constitutes a legal, valid and binding obligation of XMM, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     Section 4.5. No Conflict; Required Filings and Consents.

     (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by XMM do not, and the performance of this Agreement by XMM will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of XMM, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to XMM or any of its Subsidiaries or by which any of their respective property or assets (including investments) is bound or affected, (iii) violate or conflict with the Certificate of Incorporation or Bylaws of any of XMM's Subsidiaries, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets (including investments) of XMM or any of its Subsidiaries pursuant to, result in the loss of any benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which XMM or any of its Subsidiaries is a party or by which XMM, any of such Subsidiaries or any of their respective property or assets (including investments) is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on XMM.

     (b) Except for obtaining the XMM Stockholder Approval and applicable requirements, if any, of the AMEX, the Exchange Act, the filing and recordation of the Certificate Amendment and appropriate merger or other documents as required by the DGCL and any filings required pursuant to any state securities or "blue sky" laws or the rules of the AMEX, (i) neither XMM nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by XMM or any of its Subsidiaries in connection with XMM's execution, delivery or performance of this Agreement.

     Section 4.6. SEC Filings; Financial Statements.

     (a) XMM has timely filed all forms, reports and documents required to be filed with the SEC since January 1, 1998, and has heretofore delivered or made available to LifeMinders, in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K/SB for the fiscal years ended December 31, 1998, 1999 and 2000, (ii) proxy statements relating to each of XMM's meetings of stockholders (whether annual or special) held since January 1, 1998, (iii) Quarterly Reports on Form 10-Q/SB for the fiscal quarters ended March 31, 2001 and June 30, 2001, and (iv) other reports or registration statements filed by XMM with the SEC since January 1, 1998, (collectively, the "XMM SEC Reports"). The XMM SEC Reports were prepared in accordance with the requirements of the 1933 Act and the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts. The XMM SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) All financial statements, including all related notes and schedules, contained in each of the XMM SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position and Stockholders' Equity of XMM and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of XMM and its Subsidiaries for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for changes in accounting principles disclosed in the notes thereto) and subject, in the case of interim financial statements, to normal year-end adjustments.

     Section 4.7. Absence of Certain Changes or Events.

     Since December 31, 2000, and except as expressly permitted by this Agreement, XMM and its Subsidiaries have not incurred any liability required by GAAP to be disclosed on a consolidated balance sheet of XMM and its Subsidiaries or the footnotes thereto except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, assets, liabilities, financial condition or results of operations of XMM or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on XMM, and XMM and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     Section 4.8. Litigation.

     Section 4.8 of the XMM Disclosure Schedule sets forth a list of all claims, actions, suits, proceedings or investigations pending or, to XMM's knowledge, threatened against XMM or any of its Subsidiaries, or any properties or rights of XMM or any of its Subsidiaries, by or before any Governmental Entity. Section
4.8 of the XMM Disclosure Schedule also sets forth a list of all orders or decrees (of any Governmental Entity) to which XMM or any of its Subsidiaries or predecessor entities is subject. There are no claims, actions, suits, proceedings or investigations pending or, to XMM's knowledge, threatened against XMM or any of its Subsidiaries, or any properties or rights of XMM or any of its Subsidiaries, by or before any Governmental Entity except for those that are not individually or in the aggregate, reasonably likely to have a Material Adverse Effect on XMM or prevent or materially delay the ability of XMM to consummate the Merger.

     Section 4.9. Permits; No Violation of Law.

     The businesses of XMM and its Subsidiaries are not being conducted in violation of any Legal Requirements or in violation of any Permits, except for violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on XMM. No investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to XMM or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to XMM's knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on XMM. Neither XMM nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on XMM, nor has XMM or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

     Section 4.10. Joint Proxy Statement.

     None of the information supplied or to be supplied by or on behalf of XMM or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of XMM or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will, on the dates mailed to stockholders and at the times of the LifeMinders stockholders' meeting and the XMM stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to LifeMinders or its Subsidiaries) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

     Section 4.11. Employee Matters; ERISA.

     (a) Except where the failure to be true would not, individually or in the aggregate, have a Material Adverse Effect on XMM, (i) each XMM Plan has been operated and administered in accordance with applicable law, including but not limited to ERISA and the Code, (ii) each XMM Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) except as required by COBRA, no XMM Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of XMM or of any trade or business, whether or not incorporated, which together with XMM would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "XMM ERISA Affiliate"), beyond their retirement or other termination of service, (iv) no liability under Title IV of ERISA has been incurred by XMM or any XMM ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to XMM or any XMM ERISA Affiliate of incurring any such liability (other than PBGC premiums), (v) all contributions or other amounts due from XMM or any XMM ERISA Affiliate with respect to each XMM Plan have been paid in full, (vi) neither XMM nor any XMM ERISA Affiliate has engaged in a transaction in connection with which XMM or any of its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the best knowledge of XMM there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any XMM Plan or any trusts related thereto and (viii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of XMM or any of its Subsidiaries under any XMM Plan or otherwise, (B) materially increase any benefits otherwise payable under any XMM Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits.

     (b) For purposes of this Agreement, "XMM Plan" shall mean each deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by XMM or by any XMM ERISA Affiliate or to which XMM or any XMM ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of XMM or any XMM ERISA Affiliate. Each XMM Plan (other than employment, termination and severance agreements) is listed on Section 4.11(b) of the XMM Disclosure Schedule.

     (c) Neither XMM nor any XMM ERISA Affiliate has ever sponsored, maintained, contributed to or had an obligation to contribute to any "pension plan" as described in Section 3(2) of ERISA.

     Section 4.12. Labor Matters.

     Neither XMM nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on XMM.

     Section 4.13. Environmental Matters.

     Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on XMM: (i) each of XMM and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are not circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     Section 4.14. Board Action; Vote Required.

     (a) The Board of Directors of XMM has, at a meeting of such Board duly held on August 15, 2001, (i) approved and adopted this Agreement and the Merger, (ii) determined that this Agreement and the transactions contemplated hereby are in the best interests of XMM and its stockholders and (iii) resolved to recommend the adoption of this Agreement to XMM's stockholders.

     (b) The adoption of the Merger Agreement and the approval of the Certificate Amendment by the holders of a majority of the shares of XMM Common Stock outstanding and entitled to vote thereon are the only votes of the holders of any class or series of the capital stock of XMM required to approve this Agreement, the Merger, the Certificate Amendment and the other transactions contemplated hereby.

     Section 4.15. Opinions of Financial Advisors.

     XMM has received the opinion of Robertson Stephens, Inc. ("Robertson Stephens") dated August 15, 2001 to the effect that, as of such date, the Merger Consideration (as the same may be adjusted in accordance with Section 2.10 hereof) are fair from a financial point of view to XMM.

     Section 4.16. Brokers.

     Except for Robertson Stephens, the arrangements with which have been disclosed to LifeMinders in Section 4.16 of the XMM Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of XMM or any of its Subsidiaries.

     Section 4.17. Tax Matters.

     (a) All federal, state, local and foreign Tax Returns (as defined herein) required to have been filed by XMM or its Subsidiaries have been filed with the appropriate Governmental Entities by the due date thereof including extensions.
Schedule 4.17(a) lists all federal, state, local, and foreign income Tax Returns filed with respect to each of XMM and its Subsidiaries for taxable periods ended on or after December 31, 1996. Schedule 4.17(a) indicates those Tax Returns that have been audited or that are currently the subject of an audit, to the extent that XMM or any of its Subsidiaries have been notified of any such audit or audits. Correct and complete copies of all federal, state, local, and foreign income Tax Returns, material examination reports, and statements of deficiencies assessed against, or agreed to by XMM or any of its Subsidiaries filed or issued since December 31, 1996 have been provided to LifeMinders. Neither XMM nor any of its Subsidiaries have (i) waived any statute of limitations in respect of any Tax, which has continuing effect, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency, which has not expired.

     (b) The Tax Returns referred to in subpart (a) of this Section 4.17 correctly and completely reflect all Tax liabilities and tax attributes of XMM and its Subsidiaries required to be shown thereon;

     (c) All Taxes (as defined herein) owed with respect to those Tax Returns referred to in subpart (a) of this Section 4.17 have been fully paid or adequately reflected as a liability on XMM's or its Subsidiaries' financial statements included in the XMM SEC Reports;

     (d) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, XMM and its Subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements;

     (e) Neither XMM nor any of its Subsidiaries or other affiliates has taken any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; and neither XMM nor any of its Subsidiaries has any knowledge of any existing circumstances that would cause the Merger to fail to so qualify, or any present plan or intention to take any action after the Merger that would cause the Merger to fail to so qualify;

     (f) No deficiencies for any Taxes have been proposed, asserted or assessed against XMM or any of its Subsidiaries that are not adequately reserved for under GAAP, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on XMM;

     (g) There are no Liens for Taxes upon any assets of XMM or any of its Subsidiaries apart from Liens for Taxes not yet due and payable;

     (h) Neither XMM nor any of its Subsidiaries (i) have made, are obligated to make, or are a party to any agreement that under any circumstances obligates it to make any payments in connection with the Merger, the deduction of which will be disallowed under Section 280G of the Code, or (ii) are subject to any contractual obligation to make any payments in the nature of compensation, which would be triggered by either (x) the consummation of the Merger or (y) termination of employment as a result of the Merger;

     (i) Neither XMM nor any of its Subsidiaries are a party to a Tax allocation or Tax sharing agreement. Neither XMM nor any of its Subsidiaries (i) have been a member of an Affiliated Group (as such term is defined in Section 1504 of the Code) filing a federal income Tax Return (other than a group the common parent of which was XMM) or (ii) have any Obligation for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision or state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

     (j) Neither XMM nor any of its Subsidiaries have been the "distributing corporation" (within the meaning of Section 355(a)(1) of the Code) nor the "controlled corporation" (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement.

     Section 4.18. Intellectual Property.

     (a) As used in this Agreement, "XMM Intellectual Property" means all of the following which are necessary to conduct the business of XMM and its Subsidiaries as conducted as of the date hereof: (i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate or entity names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) Computer Software; (iv) all proprietary rights, inventions, know-how and trade secrets; and (v) all material licenses and agreements to which XMM or any of its Subsidiaries is a party which relate to any of the foregoing.

     (b) XMM or its Subsidiaries owns or has the right to use, sell or license all XMM Intellectual Property, free and clear of all Liens and all registrations of XMM Intellectual Property are valid and enforceable and have been duly maintained, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on XMM.

     (c) To the knowledge of XMM, the conduct of XMM's and its Subsidiaries' businesses and the use of the XMM Intellectual Property does not infringe upon, conflict with or violate any intellectual property rights or any other proprietary right or privacy rights of any Person, and neither XMM nor any of its Subsidiaries has received any communication alleging that XMM's or its Subsidiaries' use of any of the XMM Intellectual Property infringes upon, violates, or is otherwise in conflict with any intellectual property rights or other proprietary right or privacy rights of any third party, or that any of the XMM Intellectual Property is invalid or unenforceable that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on XMM.

     (d) Each of XMM and its Subsidiaries has used reasonable commercial efforts to maintain the confidentiality of its trade secrets and other XMM Intellectual Property of a confidential and proprietary nature.

     Section 4.19. Insurance.

     Each of XMM and each of its Subsidiaries is, and has been continuously since January 1, 1989 (or such later date as such Subsidiary was organized or acquired by XMM), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by XMM and its Subsidiaries during such time period. Since January 1, 1997, neither XMM nor any of its Subsidiaries has received notice of cancellation or termination with respect to any insurance policy of XMM or its Subsidiaries and permitted a lapse in coverage to occur. The insurance policies of XMM and its Subsidiaries are valid and enforceable policies.

     Section 4.20. Ownership of Securities.

     As of the date hereof, neither XMM nor, to XMM's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act),
(i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of LifeMinders.

     Section 4.21. Certain Contracts.

     (a) All contracts described in Item 601(b)(10) of Regulation S-B to which XMM or its Subsidiaries is a party or may be bound (collectively, the "XMM Contracts") have been filed as exhibits to, or incorporated by reference in, XMM's Annual Report on Form 10-K/SB for the year ended December 31, 2000, as amended through the date hereof. All XMM Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on XMM. Neither XMM nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any XMM Contract, except in each case for those XMM Contracts which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on XMM or XMM's Subsidiaries.

     (b) Set forth in Section 4.21(b) of the XMM Disclosure Schedule is a list of the contracts, agreements or arrangements to which XMM or any of its Subsidiaries is a party or is bound which limits or restrains XMM or any XMM Subsidiary from engaging or competing in any business and which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on XMM or XMM's Subsidiaries.

     (c) XMM has complied with and is in compliance with all of its contractual obligations to its stockholders relating to the registration of their shares of XMM Common Stock, except where any such failure would not reasonably be expected to have a Material Adverse Effect on XMM.

     Section 4.22. Minute Books.

     The minute books of XMM made available to LifeMinders contain, in all material respects, a complete record of all meetings of directors and stockholders or actions by written consent since the time of incorporation of XMM through the date of this Agreement.

     Section 4.23. Related Party Transactions.

     No XMM 5% Stockholder (as defined below) or employee, officer or director of XMM or member of his or her immediate family is indebted to XMM, nor is XMM indebted (or committed to make loans or extend or guarantee credit) to any of them. To XMM's knowledge, no XMM 5% Stockholder, or employee, officer or director of XMM, or any member of the immediate family of any officer or director of XMM is directly or indirectly interested in any material contract with XMM. For purposes hereof, a XMM 5% Stockholder shall be a stockholder who beneficially owns (as defined in Rule 13d-3 under the Exchange Act) 5% or more of the issued and outstanding shares of XMM Common Stock.

     Section 4.24. Tax Treatment.

     (a) Except as otherwise provided on Section 4.24 of the XMM Disclosure Schedule, neither XMM nor any person under its control (a "XMM Party") has a present plan or intention to sell or dispose of any of the assets or properties of LifeMinders or its Subsidiaries acquired in the Merger except for dispositions in the ordinary course of business or transfers permitted by
Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(1).

     (b) XMM presently intends to continue a historic business of LifeMinders or use a significant portion of LifeMinders' historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

     (c) XMM presently does not have a plan or intention to reacquire any of the XMM Common Stock issued in the Merger other than acquisitions (a) in connection with a repurchase program meeting the requirements of Revenue Ruling 99-58, 1992-2 C.B. 701 or (b) in connection with the termination of employment in the ordinary course of business, and no person related to XMM within the meaning of Treasury Regulation Section 1.368-1(e)(3), and no person acting as an intermediary for XMM or such a related person, has a plan or intention to acquire any of the XMM Common Stock issued in the Merger.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     Section 5.1. Conduct of Business of LifeMinders and XMM Pending the Merger.

     Except as otherwise expressly contemplated hereby: (x) each of LifeMinders and XMM covenants and agrees that between the date hereof and the Effective Time, unless the other shall otherwise consent in writing, and, the business of such Party and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with the business plans disclosed to the other Party; (y) each of LifeMinders and XMM and their respective Subsidiaries will use their best efforts to preserve substantially intact their existing businesses and business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; and (z) each of LifeMinders and XMM agrees on behalf of itself and its Subsidiaries that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the other:

     (a) amend its Certificate of Incorporation or Bylaws; provided however the foregoing limitation shall not preclude XMM from amending its Amended and Restated Certificate of Incorporation solely to increase the number of shares of XMM Common Stock it is authorized to issue from 100,000,000 to 150,000,000;

     (b) enter into any contract which commits it to take any action or omit to take any action which would be inconsistent with any of the provisions of this Agreement; including, but not limited to, with respect to XMM, any amendment or agreement to amend the terms of the Series A Agreement;

     (c) take any action which it believes when taken could reasonably be expected to adversely affect or delay in any material respect the ability of any of the Parties to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby;

     (d) other than pursuant to this Agreement, take any action to cause the shares of their respective Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

     (e) take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect;

     (f) take any action or fail to take any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

     (g) participate in any sale of all or substantially all of its assets, or any merger, consolidation, division or reorganization (other than the Merger and except as permitted in Sections 5.3 and 6.2 as to LifeMinders and Section 5.1(i) as to XMM);

     (h) make a material change in the nature of its business;

     (i) acquire the business or any bulk assets of any Person; provided however, the foregoing limitation shall not preclude XMM from acquiring the business or any bulk assets of any Person for an amount not to exceed $1,000,000, individually or in the aggregate;

     (j) completely or partially liquidate or dissolve;

     (k) issue, sell, transfer, pledge, hypothecate or otherwise encumber or dispose of any shares of its capital stock or any shares of capital stock or other securities of any of its

Subsidiaries; provided however, that the foregoing limitation shall not preclude either XMM or LifeMinders from issuing shares of capital stock pursuant to XMM Equity Rights or LifeMinders Equity Rights, respectively, outstanding on the date hereof; provided further, that subject to LifeMinders' consent, which consent shall not be unreasonably withheld, delayed or conditioned, XMM may issue and sell up to 1,000,000 shares of its unregistered common stock at a per share price which is not less than 75% of the closing price for a share of XMM Common Stock on the AMEX on the Business Day immediately prior to the date on which XMM requests LifeMinders' consent;

     (l) change in any material respect its accounting policies, methods or procedures (including, but not limited to, policies and procedures with respect to reserves and revenue recognition) except as required by a change in GAAP effective after the date hereof;

     (m) even in the ordinary course of business consistent with past practice, declare, pay or set aside for payment any dividend or other distribution;

     (n) acquire any shares of its capital stock or any other its securities except XMM may purchase shares pursuant to the Series A Agreement;

     (o) incur any material indebtedness; provided however, that the foregoing limitation shall not preclude XMM from incurring, in addition to the indebtedness outstanding on the date hereof, additional indebtedness of up to $2,000,000 outstanding at any time; or

     (p) materially increase the compensation or benefits paid to its executive officers.

     LifeMinders and XMM agree that any written approval obtained under this
Section 5.1 may be relied upon by the other Party if signed by the Chief Executive Officer or any other executive officer of the Party providing such written approval.

     Section 5.2. Additional Obligations of LifeMinders Pending the Merger.

     In addition to Section 5.1, except as otherwise expressly contemplated by this Agreement, LifeMinders agrees on behalf of itself and its Subsidiaries that between the date hereof and the Effective Time, it shall:

     (a) notify XMM within two (2) Business Days if any advertiser terminates an agreement pursuant to which LifeMinders would receive revenue in excess of $50,000 beyond October 1, 2001, or any content partner terminates any content agreement if such agreement provides for commitments beyond October 1, 2001;

     (b) not enter into any new advertising agreement or content agreement pursuant to which LifeMinders would receive revenue in excess of $50,000 or the term of which extends beyond October 1, 2001 and is not terminable by LifeMinders on thirty (30) calendar days' (or less) notice, without XMM's prior approval; but in no event will LifeMinders enter any agreement with advertisers offering magazines, telecom products or membership clubs;

     (c) cooperate with XMM to develop and execute XMM's test marketing programs;

     (d) not make or incur any capital or other expenditures in excess of $25,000 individually, or $75,000 in the aggregate, without XMM's prior approval;

     (e) not enter into or assume any new contractual obligations that would require LifeMinders to pay more than $25,000 individually, or $75,000 in the aggregate, or the terms of which extend beyond October 1, 2001 and are not terminable on thirty (30) calendar days' (or less) notice (excluding any and all agreements for legal or financial advice);

     (f) except for sales of assets identified as excess assets on Exhibit 5.2(f) hereto, which may be sold without XMM's consent for a price at least equal to the liquidation value thereof as set forth on such Exhibit, not sell any assets with a market value in excess of $25,000 individually, or $75,000 in the aggregate, without XMM's prior approval; all sale proceeds, whether or not such sales require XMM's consent, shall be deposited into a segregated bank account;

     (g) not hire any new employees without XMM's prior approval;

     (h) notify XMM within one (1) Business Day if, prior to August 31, 2001, any LifeMinders employee voluntarily terminates;

     (i) notify XMM at least two (2) Business Days prior to terminating any employee;

     (j) notify XMM at least ten (10) calendar days prior to renewing any material software license;

     (k) not make any material changes to the database structure without XMM's prior approval;

     (l) materially increase the compensation or benefits paid to its executive officers or employees;

     (m) notify XMM as least ten (10) Business Days prior to making any new product offerings;

     (n) not create, grant or issue any contracts, options, warrants or other rights with respect to, any of its shares of capital stock or any shares of the capital stock of any of its Subsidiaries or any other of its securities or any other securities of its Subsidiaries, or create, grant or issue any stock appreciation rights, phantom shares, cash performance units or other similar rights;

     (o) get prior approval from XMM before taking the following actions:

         (i) borrow or lend funds;

         (ii) adopt a new Benefits Plan or materially amend a LifeMinders Plan;

         (iii) create or assume any Lien upon any its businesses or assets; or

         (iv) assume, guarantee or otherwise become liable for any debt, liability, or obligation whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed or contingent, of any Person; and

     (p) not make any commitment inconsistent with this Section 5.2.

     Notwithstanding anything else in this Agreement to the contrary, LifeMinders may deliver any email newsletter within the categories set forth on
Section 5.2 of the LifeMinders Disclosure Schedule, and may increase the compensation or benefits paid to any employee or consultant by no more than $5,000, without the prior approval of XMM.

     XMM shall notify LifeMinders in writing of its decision within two (2) Business Days after receiving a written request from LifeMinders pursuant to any provision of this Section 5.2. LifeMinders and XMM agree that any written approval obtained under this Section 5.2 may be relied upon by LifeMinders if signed by the Chief Executive Officer or any other executive officer of XMM.

     Section 5.3. No Solicitation.

     (a) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement, LifeMinders shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountants or other representatives retained by it or any of its Subsidiaries to, directly or indirectly through another Person: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Alternative Transaction; (ii) furnish any non-public information to any Person in connection with, or participate in any negotiations with respect to, or knowingly take any other action designed to facilitate, any Alternative Transaction (as hereinafter defined); or (iii) participate in any discussions regarding any Alternative Transaction; provided, however, that if, at any time prior to adoption of this Agreement by the holders of LifeMinders Common Stock, the Board of Directors of LifeMinders determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would likely be inconsistent with LifeMinders' Board of Directors' fiduciary duties to LifeMinders' stockholders under applicable law, LifeMinders may, in response to a proposal that has been determined by LifeMinders' Board of Directors to be a LifeMinders Superior Proposal (as defined in Section 6.2(c) herein), that was not solicited by it and that did not otherwise result from a breach of this Section 5.3(a), and subject to LifeMinders giving XMM at least two Business Days written notice of its intention to do so, (x) furnish information with respect to LifeMinders and its Subsidiaries to any person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement dated June 7, 2001 by and between XXM and LifeMinders (the "Confidentiality Agreement"), provided that a copy of all such information is delivered simultaneously to XMM, and (y) participate in negotiations regarding such proposal. LifeMinders shall promptly notify XMM orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and any related correspondence) and the identity of the Person making such request or proposal. LifeMinders will keep XMM reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. LifeMinders shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by LifeMinders or its representatives with respect to the foregoing. Nothing contained in this
Section 5.3(a) or in Section 6.2 shall prohibit LifeMinders (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of LifeMinders, after receipt of advice from outside counsel, failure to disclose would likely be inconsistent with LifeMinders' Board of Directors' fiduciary duties to LifeMinders' stockholders under applicable law.

     (b) For purposes of this Agreement, "Alternative Transaction" means, whether in the form of a proposal or intended proposal, a signed agreement or completed action, as the case may be, any of: (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than XMM and its Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of more than 20% of the outstanding shares of LifeMinders Common Stock, whether pursuant to a tender offer or exchange offer or otherwise; (ii) any acquisition or proposed acquisition of, or business combination with, LifeMinders or any of its Subsidiaries by a merger or other business combination (including any so-called "merger-of-equals" and whether or not LifeMinders or any of its Subsidiaries is the entity surviving any such merger or business combination); (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, 20% or more of the assets (including for this purpose the outstanding equity securities of Subsidiaries of LifeMinders and any entity surviving any merger or business combination including any of them) of LifeMinders or any of its Subsidiaries; or (iv) the grant of any license to LifeMinders Intellectual Property, other than licenses in the ordinary course of business consistent with past practice.

     Section 5.4. Subsequent Financial Statements.

     Prior to the Effective Time, each of LifeMinders and XMM (a) will consult with the other prior to making publicly available its financial results for any period and (b) will consult with the other prior to the filing of, and will timely file with the SEC, each Annual Report on Form 10-K or 10-K/SB, as applicable, or any amendments thereto, Quarterly Report on Form 10-Q or 10-QSB, as applicable, or any amendments thereto, and Current Report on Form 8-K, or any amendments thereto, required to be filed by such Party under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to the other copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of LifeMinders and XMM, as the case may be, included in such reports will fairly present the consolidated financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     Section 5.5. Directors' and Officers' Indemnification and Insurance.

     (a) For purposes of this Section 5.5, the term "Indemnified Parties" shall include each person who is or was a director or officer of LifeMinders or any Subsidiary of LifeMinders at any time before the Effective Time, and each person who serves or has in the past served at the request of LifeMinders or any Subsidiary of LifeMinders as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

     (b) In addition to, and not in limitation of, any indemnification obligations XMM may have under Sections 145 and 259 of the Delaware General Corporation Law as a result of the Merger, for a period of three years after the Effective Time, XMM shall indemnify and hold harmless the Indemnified Parties, to the extent and in accordance with the provisions for indemnification and advancement of fees and expenses contained in the Certificate of Incorporation and Bylaws of LifeMinders as in effect of the date hereof, against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of any action or omission occurring at any time before the Effective Time and made in the capacity which qualifies him or her as an Indemnified Party hereunder.

     (c) In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to XMM, (ii) after the Effective Time, XMM shall pay or cause to be paid the reasonable fees and expenses of such counsel reasonably promptly after statements therefor are received and (iii) XMM shall cooperate in the defense of any such matter; provided, however, that XMM shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. In the event XMM or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.5, proper provision shall be made so that the successors and assigns of XMM assume the obligations set forth in this Section 5.5, and none of the actions described in clause (i) or
(ii) shall be taken until such provision is made.

     (d) Without limiting any of the obligations of XMM set forth elsewhere in this Section 5.5, for a period of six years after the Effective Time, XMM shall maintain in effect, to the extent available, directors' and officers' liability insurance covering those Indemnified Parties who are currently covered by LifeMinders' directors' and officers' liability insurance policy on terms no less favorable to such Indemnified Parties as those applicable under the policy of directors' and officers' liability insurance currently maintained by LifeMinders.

     (e) Each Indemnified Party shall comply with the reasonable requests of XMM in defending or settling any action hereunder; provided, however, that no proposed settlement of any such action need be considered by any Indemnified Party unless (A) such settlement involves no finding or admission of any liability by any Indemnified Party and (B) the sole relief provided in connection with such settlement is monetary damages that are paid in full by or on behalf of XMM.

     (f) This Section 5.5 shall survive the consummation of the Merger, is intended to benefit LifeMinders and each Indemnified Party, shall be binding on all successors, and assigns of XMM, and shall be enforceable by the Indemnified Parties.

     Section 5.6. Hiring of Employees.

     XMM has offered employment to those LifeMinders employees whom it intends to employ as of the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, the Parties acknowledge that employees and consultants of LifeMinders have been given termination letters, each with an effective date of August 31, 2001, and although LifeMinders has requested them to stay on beyond August 31, 2001, the inability of either Party to hire or retain any such employees or consultants beyond such date shall not be deemed to be a breach of any representation, warranty or agreement set forth herein, shall not constitute a Material Adverse Effect on either LifeMinders or XMM, or otherwise provide a right of termination hereunder.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1. Joint Proxy Statement and the Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, but in no event later than August 24, 2001, XMM and LifeMinders shall mutually prepare, and XMM shall file with the SEC, a preliminary form of the Joint Proxy Statement and the Registration Statement with financial statements disclosing net revenues from the sale of magazines. As promptly as practicable following receipt of SEC comments on such preliminary Joint Proxy Statement and the Registration Statement, if any, XMM and LifeMinders shall mutually prepare a response to such comments. XMM and LifeMinders shall use all commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable.

     (b) LifeMinders and XMM agree that they shall promptly mail or otherwise furnish the Joint Proxy Statement to their respective stockholders when the following conditions have been satisfied:

         (i) they have received notice from the SEC that the Registration Statement is effective under the 1933 Act;

         (ii) LifeMinders shall have received a letter from Grant Thornton LLP dated a date within two (2) Business Days prior to the date of the first mailing of the Joint Proxy Statement, and addressed to LifeMinders, in form and substance reasonably satisfactory to LifeMinders and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4, with respect to the consolidated financial statements of XMM and its Subsidiaries included in the Joint Proxy Statement and the Registration Statement; and

         (iii) XMM shall have received a letter from PricewaterhouseCoopers LLP, dated a date within two (2) Business Days prior to the date of the first mailing of the Joint Proxy Statement, and addressed to XMM, in form and substance reasonably satisfactory to XMM and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4, with respect to the consolidated financial statements of LifeMinders and its Subsidiaries included in the Joint Proxy Statement and the Registration Statement.

     (c) Prior to the mailings of the Joint Proxy Statement, XMM shall enter into an agreement with the Exchange Agent for the payment of the Merger Consideration.

     Section 6.2. XMM and LifeMinders Stockholders' Meetings.

     (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, XMM shall duly give notice of, convene and hold a meeting of its stockholders (the "XMM Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the XMM Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the approval of the Certificate Amendment.

     (b) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, LifeMinders shall duly give notice of, convene and hold a meeting of its stockholders (the "LifeMinders Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the LifeMinders Stockholder Approval and shall, subject to the provisions of Section 6.2(c) hereof, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby.

     (c) Neither the Board of Directors of LifeMinders nor any committee thereof shall except as expressly permitted by this Section 6.2(c), (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to XMM, the approval or recommendation of such Board of Directors or such committee of this

Agreement and the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or
(iii) cause LifeMinders to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "LifeMinders Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement, and the approval of the transactions contemplated hereby, by the holders of LifeMinders Common Stock, the Board of Directors of LifeMinders determines in good faith, after it has received a LifeMinders Superior Proposal (as hereinafter defined) and after receipt of advice from outside counsel that the failure to do so would likely be inconsistent with LifeMinders' Board of Directors' fiduciary duties to LifeMinders stockholders under applicable law, the Board of Directors of LifeMinders may (subject to this and the following sentences) inform LifeMinders stockholders that it no longer believes that such adoption is advisable and no longer recommends approval (a "LifeMinders Subsequent Determination"), but only at a time that is after the fifth Business Day following XMM's receipt of written notice advising XMM that the Board of Directors of LifeMinders has received a LifeMinders Superior Proposal specifying the material terms and conditions of such LifeMinders Superior Proposal, and including a copy thereof with all accompanying documentation, if in writing, identifying the person making such LifeMinders Superior Proposal and stating that it intends to make a LifeMinders Subsequent Determination. After providing such notice, LifeMinders shall provide a reasonable opportunity to XMM to make such adjustments in the terms and conditions of this Agreement as would enable LifeMinders to proceed with its recommendation to its stockholders without a LifeMinders Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. For purposes of this Agreement, a "LifeMinders Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of LifeMinders determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to LifeMinders' stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of LifeMinders, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by XMM in response to such Alternative Transaction).

     Section 6.3. Consummation of Merger; Additional Agreements.

     (a) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VII hereof have been fulfilled or waived, each of the Parties shall execute in the manner required by the DGCL and deliver to and file with the Secretary of State of the State of Delaware such instruments, documents and agreements as may be required by the DGCL and the Parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 6.3(a), a closing (the "Closing") will be held at the offices of Blank Rome Comisky & McCauley LLP (or such other place as the Parties may agree) for the purpose of confirming all the foregoing; the Closing will take place upon the fulfillment or waiver of all of the conditions to closing set forth in
Article VII of this Agreement, or as soon thereafter as practicable (the date of the Closing being herein referred to as the "Closing Date").

     (b) Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to effect all necessary filings under the 1933 Act and the Exchange Act.

     (c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law, each of XMM and LifeMinders shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by this Agreement.

     Section 6.4. Notification of Certain Matters.

     Each of LifeMinders and XMM shall give prompt notice to the other of the following:

     (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly, any Material Adverse Effect on such Party;

     (b) any material failure of such Party, or any officer, director, employee or Agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and

     (c) any facts relating to such Party which would make it necessary or advisable to amend the Joint Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section
6.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 6.5. Access to Information.

     (a) From the date hereof to the Effective Time, each of LifeMinders and XMM shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party complete access at all reasonable times to such Party's and its Subsidiaries' officers, employees, auditors, counsel agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request, including in connection with confirmatory due diligence.

     (b) Each of LifeMinders and XMM agrees that all information so received from the other Party shall be deemed received pursuant to the Nondisclosure Agreement and such Party shall, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors and agents ("Party Representatives"), to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided that such information may be used for any purpose contemplated hereby.

     Section 6.6. Public Announcements.

     The initial press release concerning the Merger to be issued in connection with the execution and delivery of this Agreement shall be a joint press release and, thereafter, XMM and LifeMinders shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior approval of the other, except to the extent required by applicable law or the requirements of the rules and regulations of the NASDAQ or AMEX, as the case may be, in which case the issuing party shall consult with the other party before issuing any such release or making any such public statement.

     Section 6.7. Stock Exchange Listing.

     Each of the Parties shall use its best efforts to obtain, prior to the Effective Time, the approval for listing on the AMEX, effective upon official notice of issuance, (i) the Merger Shares and (ii) shares of XMM Common Stock which will be issuable upon exercise of the options issued by XMM pursuant to
Section 2.9 hereof.

     Section 6.8. Post-Merger XMM Board of Directors.

     The directors and officers of XMM in office immediately prior to the Effective Time shall continue to be the directors and officers of XMM after the Effective Time, to hold office as provided in the Amended and Restated Certificate of Incorporation and Bylaws of XMM, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided in said Amended and Restated Certificate of Incorporation and Bylaws, provided, however, that the Board of Directors of XMM shall elect as XMM directors, to fill two vacancies, Jonathan Bulkeley, Chairman and CEO of LifeMinders, and Douglas A. Lindgren. Messrs. Bulkeley and Lindgren shall each be elected for a term expiring at the annual meeting of XMM stockholders to be held in 2002 (the "2002 Meeting"). Subject to their fiduciary duties as directors, the members of the XMM Board of Directors shall nominate Messrs. Bulkeley and Lindgren for election as directors for one-year terms at the 2002 Meeting. Mr. Bulkeley shall serve on the Executive Committee and the Compensation Committee of the Board of Directors of XMM so long as he is a member of such Board, and Mr. Lindgren shall serve as member of the Audit Committee and, if Mr. Bulkeley is no longer a director, of the Executive Committee, of the Board of Directors of XMM so long as he is a member of such Board.

     Section 6.9. No Shelf Registration.

     XMM shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of XMM Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of LifeMinders or XMM within the meaning of Rule 145 promulgated under the 1933 Act. The shares of XMM Common Stock issuable upon exercise of options assumed by XMM pursuant to Section 2.9 hereof shall be registered under the 1933 Act and such registration shall be effective at the Effective Time.

     Section 6.10. Blue Sky.

     LifeMinders and XMM will use their best efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required to permit the distribution of the shares of XMM Common Stock to be issued in accordance with the provisions of this Agreement.

     Section 6.11. Tax-Free Reorganization.

     The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code, and hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). No Party hereto has knowledge of any reason (a) that the transaction may not qualify as a reorganization within the meaning of Section 368(a) of the Code. In support of such Tax treatment, the Parties hereto further represent and covenant as follows:

     (a) Each of the Parties hereto shall use their respective best efforts to cause the Merger to qualify, and shall not take any action and shall not fail to take any action which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Pursuant to the foregoing, each Party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be necessary to permit satisfaction of the condition to closing specified in Sections 7.2(d) and 7.3(d) of this Agreement.

     (b) The Parties hereto agree that they will report in their respective federal income Tax Returns for the taxable period including the Closing Date that the Merger qualified as a reorganization under Section 368(a) of the Code, and will properly file with their federal income Tax Returns all information required by Treas. Regs. sec.1.368-3. No Party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.12. Determination of LifeMinders' Net Cash and Cash Equivalents.

     At or before 6:00 p.m. EDT on September 5, 2001, LifeMinders shall deliver to XMM a schedule setting forth its calculation of LifeMinders' Net Cash and Cash Equivalents as of August 31, 2001. Such calculation shall be made in accordance with Exhibit 2.4A. If XMM notifies LifeMinders in writing (the "Acceptance Notice") that it accepts LifeMinders' calculation of LifeMinders' Net Cash and Cash Equivalents as of August 31, 2001, LifeMinders' calculation of LifeMinders' Net Cash and Cash Equivalents shall be used to calculate, pursuant to Section 2.4, the Shortfall, if any. If LifeMinders has not received an Acceptance Notice at or before 6:00 p.m. EDT on September 10, 2001, the Chief Executive Officers of LifeMinders and XMM shall meet (by conference telephone call or in person at a mutually agreeable site) promptly and attempt to make a final determination of LifeMinders' Net Cash and Cash Equivalents as of August 31, 2001.

     Section 6.13. Voting Agreements.

     On the date hereof, stockholders of LifeMinders and XMM listed on Exhibits 6.13(a) and 6.13(b) hereof, respectively, have executed and delivered voting agreements in the forms of Exhibits 6.13(c) and 6.13(d) hereof, respectively.



                                  ARTICLE VII.

                              CONDITIONS TO MERGER

     Section 7.1. Conditions to Obligations of Each Party to Effect the Merger.

     The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

     (a) Stockholder Approval. Each of the LifeMinders Stockholder Approval and the XMM Stockholder Approval shall have been obtained;

     (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree, injunction or administrative order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which is in effect and has the effect of (i) making the Merger illegal or otherwise prohibiting the consummation of the Merger or (ii) creating a Material Adverse Effect on LifeMinders or XMM with or without including its ownership of LifeMinders and its Subsidiaries after the Effective Time; nor shall any Governmental Entity have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement;

     (c) [Intentionally Omitted].

     (d) Regulatory Matters. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, except where the failure to obtain any such Consent could not reasonably be expected to result in a Material Adverse Effect on either XMM or LifeMinders, shall have been filed, have occurred or have been obtained (all such Consents being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such Governmental Entity, which would reasonably be expected to have a

 Material Adverse Effect on either of (A) LifeMinders or (B) XMM (either with or without including its ownership of LifeMinders and its Subsidiaries after the Merger);

     (e) Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing by each of LifeMinders and XMM of the Joint Proxy Statement to its respective stockholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

     (f) Blue Sky. All state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

     (g) Stock Exchange Listing. The Merger Shares and the shares of XMM Common Stock issuable upon the exercise of options issued by XMM pursuant to Section
2.8 hereof shall have been duly approved for listing on the AMEX, subject to official notice of issuance;

     (h) Consents Under LifeMinders Agreements. LifeMinders shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on XMM, including its ownership of LifeMinders and its Subsidiaries after the Merger; and

     (i) Consents Under XMM Agreements. XMM shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on XMM, including its ownership of LifeMinders and its Subsidiaries after the Merger.

     Section 7.2. Additional Conditions to Obligations of LifeMinders.

     The obligations of LifeMinders to effect the Merger are also subject to the fulfillment of the following conditions:

     (a) Representations and Warranties. The representations and warranties of XMM contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the truth and correctness of XMM's representations and warranties, all Material Adverse Effect and materiality qualifiers contained in such representations and warranties shall be disregarded);

     (b) Agreements and Covenants. XMM shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time;

     (c) Certificates. LifeMinders shall have received a certificate of an executive officer of XMM to the effect set forth in paragraphs (a) and (b) of this Section 7.2;

     (d) Tax Opinion. LifeMinders shall have received an opinion of Shaw Pittman LLP, counsel to LifeMinders, dated as of the Closing Date, in form and substance reasonably satisfactory to LifeMinders, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by XMM or LifeMinders as a result of the Merger; and (B) gain (but not loss) will be recognized for federal income tax purposes by the stockholders of LifeMinders upon their exchange of LifeMinders Common Stock not in excess of the amount of cash, if any received, in the Merger;

     (e) Conversion of Preferred Stock. The shares of XMM's Series A Stock shall have been converted into shares of XMM Common Stock and redeemed in accordance with the Series A Agreement;

     (f) Material Adverse Change. There shall not have been any Material Adverse Change or material casualty loss affecting XMM or any of its Subsidiaries between the date of this Agreement and the Closing Date; and

     (g) Releases. XMM shall have received releases, each in a form reasonably satisfactory to LifeMinders, from the XMM stockholders listed on Exhibit 7.2(g) hereto, with respect to the matters described in such Exhibit, and, if required, a written acknowledgment from such stockholders that such releases are effective as of the Closing Date.

     Section 7.3. Additional Conditions to Obligations of XMM.

     The obligations of XMM to effect the Merger are also subject to the fulfillment of the following conditions:

     (a) Representations and Warranties. The representations and warranties of LifeMinders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the truth and correctness of LifeMinders' representations and warranties, all Material Adverse Effect and materiality qualifiers contained in such representations and warranties shall be disregarded);

     (b) Agreements and Covenants. LifeMinders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

     (c) Certificates. XMM shall have received a certificate of an executive officer of LifeMinders to the effect set forth in paragraphs (a) and (b) of this
Section 7.3 above;

     (d) Tax Opinion. XMM shall have received an opinion of Blank Rome Comisky & McCauley LLP, special counsel to XMM, dated as of the Effective Time, in form and substance reasonably satisfactory to XMM, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by XMM or LifeMinders as a result of the Merger; and (B) gain (but not loss) will be recognized for federal income tax purposes by the stockholders of LifeMinders upon their exchange of LifeMinders Common Stock not in excess of the amount of cash, if any received, in the Merger;

     (e) LifeMinders Agreements Terminated. LifeMinders shall have terminated, on terms and provisions (including termination payments) approved by XMM which approval will not be unreasonably withheld, the leases and contracts listed on
Exhibit 7.3(e);

     (f) Material Adverse Change. There shall not have been any Material Adverse Change or material casualty loss affecting LifeMinders or any of its Subsidiaries between the date of this Agreement and the Closing Date; and

     (g) Shortfall Calculation. LifeMinders' calculation of the Shortfall and Shortfall Adjustment pursuant to Section 6.12 shall have been based upon financial information provided to XMM which was true, correct and complete in all material respects; to the extent such calculations included estimated amounts, such estimates were made in good faith based upon reasonable assumptions.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1. Termination.

     This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of LifeMinders or
XMM:

     (a) By mutual written consent of each of LifeMinders and XMM;

     (b) By either LifeMinders or XMM if (x) LifeMinders' Net Cash and Cash Equivalents as of August 31, 2001 has not been finally determined in accordance with Section 6.12 on or before November 30, 2001 or (y) the Merger shall not have been consummated on or before December 31, 2001 (the "Initial Termination Date" and as such may be extended by mutual agreement of the Parties, the "Termination Date"). The right to terminate this Agreement under clause (y) of the forgoing sentence shall not be available to any Party whose material breach of a representation or warranty contained herein, or failure to fulfill any obligation under this Agreement, shall have caused, or resulted in, the failure of the Effective Date to occur on or before such date;

     (c) By LifeMinders, (i) if XMM shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in paragraphs (a) and (b) of Section 7.2 would not be satisfied, which breach or failure to perform is not, or cannot be, cured within twenty (20) calendar days after written notice thereof, (ii) if a condition under Sections 7.1 or 7.2 to LifeMinders' obligations hereunder cannot be satisfied prior to the Termination Date or (iii) if the Board of Directors of LifeMinders determines in good faith, after receipt of advice from outside counsel, that the failure to terminate this Agreement would likely be inconsistent with LifeMinders' Board of Directors' fiduciary duties to LifeMinders stockholders under applicable law with respect to a LifeMinders Superior Proposal as set forth in Section 6.2(c) above (it being understood that LifeMinders may not terminate this Agreement pursuant to this paragraph (c) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

     (d) By XMM, (A) if LifeMinders shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in paragraphs (a) and (b) of Section 7.3 would not be satisfied, which breach or failure to perform is not, or cannot be, cured within twenty (20) calendar days after written notice thereof, or (B) if a condition under Sections 7.1 or 7.3 to XMM's obligations hereunder cannot be satisfied prior to the Termination Date (it being understood that XMM may not terminate this Agreement pursuant to this paragraph (d) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

     (e) By XMM if the Board of Directors of LifeMinders or any committee of the Board of Directors of LifeMinders (i) fails to include in the Joint Proxy Statement its recommendation without modification or qualification that the LifeMinders stockholders adopt this Agreement and approve the transactions contemplated hereby, (ii) withdraws or adversely modifies its recommendation to the LifeMinders stockholders that they adopt this Agreement and approve the transactions contemplated hereby, (iii) fails to reaffirm such recommendation upon XMM's request, (iv) approves or recommends any Alternative Transaction, (v) fails to, within ten (10) Business Days of the commencement of a tender or exchange offer, recommend to the LifeMinders stockholders and, if applicable, holders of LifeMinders Equity Rights, that they reject the tender or exchange offer, or (vi) resolves to take any of the actions specified in this Section 8.1(e);

     (f) By either LifeMinders or XMM if any of the required approvals of the stockholders of LifeMinders or of XMM shall fail to have been obtained at a duly held stockholders meeting of either of such companies, including any adjournments thereof;

     (g) By either LifeMinders or XMM if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (h) By LifeMinders if the volume weighted average closing price for XMM Common Stock ("VWACP") over any period of ten (10) consecutive trading days (a "10-Day Period") between the date hereof and the Closing Date is less than $1.0915 (the "Minimum VWACP") and LifeMinders notifies XMM within ten (10) calendar days after the date on which the VWACP for a 10-Day Period first falls below the Minimum VWACP; LifeMinders' failure to give such notice timely shall constitute a waiver of its right to terminate under this Section 8.1(h); and

     (i) By XMM if the Shortfall is more than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000); provided, however, that in order to exercise such right to terminate, XMM must give written notice to LifeMinders within ten (10) calendar days after the Shortfall is finally determined, and XMM's failure to give such notice timely shall constitute a waiver of its right to terminate under this Section 8.1(i).

     Section 8.2. Effect of Termination.

     (a) In the event of termination of this Agreement as provided in Section
8.1 hereof, and subject to the provisions of Section 9.1 hereof, this Agreement shall forthwith become void, there shall be no liability on the part of any of the Parties (or any of their respective officers, directors, stockholders or affiliates) to the other hereunder, and all rights and obligations of the Parties shall cease, except (i) as set forth in this Section 8.2 and in Sections 3.10, 3.16, 4.10, 4.16, 6.5(b) and 9.3 hereof, and (ii) nothing herein shall relieve any Party from liability for any willful breach by a Party of any of its representations, warranties, covenants or agreements set forth herein.

     (b) If this Agreement (i) is terminated by LifeMinders pursuant to Section 8.1(c)(iii) hereof or by XMM pursuant to Section 8.1(e) hereof, or (ii)(A) could not have been terminated by XMM pursuant to Section 8.1(e) hereof but is subsequently terminated by LifeMinders or XMM pursuant to Section 8.1(f) because of the failure to obtain the LifeMinders Stockholder Approval, (B) prior to the LifeMinders Stockholders' Meeting an Alternative Transaction is proposed or a tender or exchange offer relating to securities of LifeMinders shall have been commenced and (C) within twelve (12) months after the termination of this Agreement, LifeMinders or its stockholders consummate an Alternative Transaction or any transaction described in the preceding clause (B), LifeMinders shall pay to XMM a termination fee of Two Million Eight Hundred Thousand Dollars ($2,800,000) (the "XMM Termination Fee").

     (c) The termination fee payable under Section 8.2(b) above shall be payable by wire transfer of immediately available funds, no later than one Business Day following the delivery of notice of termination to XMM, or, if such fee shall be payable pursuant to clause (ii) of Section 8.2(b), such fee shall be payable no later than one Business Day following the day LifeMinders consummates any transaction referenced in such clause (ii). LifeMinders and XMM agree that the agreements contained in Section 8.2(b) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. In the event of any dispute as to whether any fee due under such Section 8.2(b) is due and payable, the prevailing Party shall be entitled to receive from the other Party the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid XMM Termination Fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid. In no event shall LifeMinders be required to pay any termination fee to XMM if, immediately prior to the applicable termination of this Agreement, XMM was in material breach of any of its obligations under this Agreement and fails to cure such breach prior to the expiration of any grace or cure period. Payment of the XMM Termination Fee shall be credited toward any damages payable by LifeMinders in the event of a willful breach of this Agreement.

     Section 8.3. Amendment.

     This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of LifeMinders or XMM, whichever shall occur first, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of LifeMinders Common Stock upon consummation of the Merger (except pursuant to Section 2.9), or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of LifeMinders or XMM. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     Section 8.4. Waiver.

     At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1. Non-Survival of Representations, Warranties and Agreements.

     The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1 hereof, as the case may be; provided, that, nothing contained herein shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     Section 9.2. Notices.

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

     (a) if to LifeMinders:
          LifeMinders, Inc.
          13530 Dulles Technology Drive
          Suite 500
          Herndon, Virginia 20170
          Attention: Jonathan Bulkeley, Chairman
          Telecopier: (703) 707-8699

     with a copy to:
          Shaw Pittman LLP
          1650 Tysons Boulevard-14th Floor
          McLean, Virginia 22102
          Attention: Craig Chason, Esquire
          Telecopier: (703) 770-7901

     (b) if to XMM:
          Cross Media Marketing Corporation
          461 Fifth Avenue, 19th Floor
          New York, New York 10017
          Attention: Ronald Altbach, Chairman
          Telecopier: (212) 457-1201

     with a copy to:
          Blank Rome Comisky & McCauley LLP
          One Logan Square
          Philadelphia, Pennsylvania 19103
          Attention: Lawrence Finkelstein, Esquire
          Telecopier: (215) 569-5399

     Section 9.3. Fees and Expenses.

     Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event the Merger is not consummated, LifeMinders and XMM shall share equally the filing fees required in connection with the filing of, and the costs incurred to print (but not prepare), the Joint Proxy Statement and the Registration Statement.

     Section 9.4. Certain Definitions.

     For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "1933 Act" means the Securities Act of 1933, as the same may be amended from time to time, and "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

          (b) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

          (c) "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

          (d) "commercially reasonable efforts" shall mean those efforts necessary or advisable to advance the interests of the Parties in achieving the purposes and specific requirements and satisfying the conditions of this Agreement, provided that such efforts will not require or include either expense or conduct not ordinarily incurred or engaged in by Parties seeking to implement agreements of this type unless part of a separate mutual understanding of the Parties not contained in this Agreement whether reached before or after the Agreement is executed.

          (e) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          (f) "Election Deadline" means the date to be set forth in the Election Form by which LifeMinders stockholders are required to return their election forms, which date and time shall be 5:00 p.m., New York City time, on the date of the LifeMinders Stockholders Meeting, or such other date and time mutually determined by XMM and LifeMinders.

          (g) "Exchange Agent" means a bank, trust company, transfer agent or other entity selected by XMM, with the consent of LifeMinders, not to be unreasonably withheld.

          (h) "Guaranty of Delivery" means an appropriate guarantee of delivery of Old Certificates given by a commercial bank or trust company having an office in the United States or by a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., provided the Old Certificates to which the Guaranty of Delivery relates are in fact delivered to the Exchange Agent within three AMEX trading days after the date of execution of such Guaranty of Delivery. Failure to timely deliver the required Old Certificates covered by such Guaranty shall invalidate an otherwise effective Election Form.

          (i) "knowledge" of any Party shall mean the actual knowledge of the executive officers of such Party.

          (j) "Material Adverse Change" means any change in or effect on the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations, income statement, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include (I) the effects of changes that are generally applicable in (A) the United States economy or generally in the industry in which the referenced corporation or any of its Subsidiaries operates, or (B) the United States securities markets if, in any of (A) or (B), the effect on LifeMinders or XMM, determined without including its ownership of LifeMinders after the Merger, (as the case may be) and its respective Subsidiaries, taken as a whole, is not materially disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole, or (II) solely with respect to LifeMinders, the actions, matters or conditions described on Section 3.7 of the LifeMinders Disclosure Schedule.


          (k) "Material Adverse Effect" means any change in or effect on the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations, income statement, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include
     (I) the effects of changes that are generally applicable in (A) the United States economy or generally in the industry in which the referenced corporation or any of its Subsidiaries operates, or (B) the United States securities markets if, in any of (A) or (B), the effect on LifeMinders or XMM, determined without including its ownership of LifeMinders after the Merger, (as the case may be) and its respective Subsidiaries, taken as a whole, is not materially disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole, or (II) solely with respect to LifeMinders, the actions, matters or conditions described on Section 3.7 of the LifeMinders Disclosure Schedule. All references to Material Adverse Effect on XMM or its Subsidiaries contained in Article III, IV or V of this Agreement shall be deemed to refer solely to XMM and its Subsidiaries without including its ownership of LifeMinders and its Subsidiaries after the Merger.

          (l) "person" or "Person" means an individual, corporation, partnership, association, trust, estate, limited liability company, labor union, unincorporated organization, entity or group (as defined in the Exchange Act).

          (m) "Record Date" means the date set by the Board of Directors of LifeMinders for determining those holders of LifeMinders Common Stock who are entitled to notice of, and to vote at, the LifeMinders Stockholders' Meeting.

          (n) "Stockholder Materials" means a letter of transmittal, an instruction sheet and a return mailing envelope sent or made available to LifeMinders stockholders who have not duly submitted the certificates for shares of LifeMinders Common Stock by the Election Deadline.

          (o) "Subsidiary", "LifeMinders Subsidiary", or "XMM Subsidiary" means any corporation or other legal entity of which LifeMinders or XMM, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 9.5. Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.7. Entire Agreement; No Third-Party Beneficiaries.

     This Agreement and the Confidentiality Agreement constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, between the Parties, with respect to the subject matter hereof (including without limitation the Original Merger Agreement) and, except for Section 5.5 (Directors' and Officers' Indemnification and Insurance) and Section 6.8 (Post-Merger XMM Board of Directors), is not intended to confer upon any person other than LifeMinders and XMM and, after the Effective Time, their respective stockholders, any rights or remedies hereunder.

     Section 9.8. Assignment.

     This Agreement shall not be assigned by operation of law or otherwise.

     Section 9.9. Governing Law; Forum; Waiver of Jury Trial.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof. Courts within the state of Delaware will have exclusive jurisdiction over any and all disputes between the Parties, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The Parties consent to and agree to submit to the jurisdiction of such courts. Each of the Parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party's property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum. EACH OF XMM AND LIFEMINDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF XMM OR LIFEMINDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     Section 9.10. Counterparts.

     This Agreement may be executed in counterparts, and each of which when executed shall be deemed to be an original, but both of which shall constitute one and the same agreement.

     Section 9.11. Interpretation.

     (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

     (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

     (e) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

                             [Signatures Next Page]

     IN WITNESS WHEREOF, LifeMinders and XMM have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          LIFEMINDERS, INC.

                                          By: /s/ JONATHAN B. BULKELEY
                                            ------------------------------------
                                              Name:  Jonathan B. Bulkeley
                                              Title:   Chairman and CEO

                                          CROSS MEDIA MARKETING CORPORATION

                                          By: /s/ RICHARD KAUFMAN
                                            ------------------------------------
                                              Name:  Richard Kaufman
                                              Title:   President and COO

                             INDEX OF DEFINED TERMS

10-Day Period...............................................   52
1933 Act....................................................   55
2002 Meeting................................................   46
Acceptance Notice...........................................   47
affiliate...................................................   55
Affiliated Group............................................   19
Aggregate Merger Consideration..............................    5
Agreement...................................................    1
Alternative Transaction.....................................   39
AMEX........................................................   26
Available Cash Amount.......................................    5
Business Day................................................   55
Cash Election...............................................    4
Cash Election Shares........................................    4
Cash Portion................................................    4
Cash/Stock Election.........................................    4
Certificate Amendment.......................................   26
Closing.....................................................   44
Closing Date................................................   44
Code........................................................    1
commercially reasonable efforts.............................   55
Computer Software...........................................   20
Confidentiality Agreement...................................   39
Consents....................................................   48
control.....................................................   55
controlled by...............................................   55
controlled corporation......................................   20
DGCL........................................................    1
Disclosure Schedules........................................   23
distributing corporation....................................   20
Effective Time..............................................    2
Election Deadline...........................................   55
Election Form...............................................    4
Environmental Law...........................................   17
ERISA.......................................................   15
Exchange Act................................................   55
Exchange Agent..............................................   56
GAAP........................................................    1
Governmental Entity.........................................   13
Guaranty of Delivery........................................   56
Hazardous Substance.........................................   18
incentive stock options.....................................    9
Indemnified Parties.........................................   40

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

Initial Termination Date....................................   51
Joint Proxy Statement.......................................   15
knowledge...................................................   56
Legal Requirements..........................................   14
Legg Mason..................................................   18
Liens.......................................................   11
LifeMinders.................................................    1
LifeMinders 5% Stockholder..................................   22
LifeMinders Acquisition Agreement...........................   43
LifeMinders Common Stock....................................    3
LifeMinders Contracts.......................................   21
LifeMinders Disclosure Schedule.............................   10
LifeMinders Equity Rights...................................   11
LifeMinders ERISA Affiliate.................................   15
LifeMinders Intellectual Property...........................   20
LifeMinders Option Plans....................................   10
LifeMinders Plan............................................   16
LifeMinders Purchase Plan...................................    9
LifeMinders SEC Reports.....................................   13
LifeMinders Stockholder Approval............................   12
LifeMinders Stockholders' Meeting...........................   43
LifeMinders Subsequent Determination........................   43
LifeMinders Subsidiary......................................   57
LifeMinders Subsidiary Equity Rights........................   11
LifeMinders Superior Proposal...............................   43
LifeMinders' Net Cash and Cash Equivalents..................    5
Material Adverse Change.....................................   56
Material Adverse Effect.....................................   56
Merged Corporation..........................................    2
Merger......................................................    1
Merger Consideration........................................    3
Merger Shares...............................................   15
merger-of-equals............................................   39
Minimum VWACP...............................................   52
Old Certificate.............................................    3
Original Merger Agreement...................................    1
Parties.....................................................    2
Party.......................................................    2
Party Representatives.......................................   45
Per Share Cash Consideration................................    5
Per Share Stock Consideration...............................    5
Permits.....................................................   14

person......................................................   57
plan of reorganization......................................   46
Real Property...............................................   23
Registration Statement......................................   15
Requisite Regulatory Approvals..............................   48
Robertson Stephens..........................................   31
SEC.........................................................   13
Series A Agreement..........................................   25
Series A Holder.............................................   25
Series A Shares.............................................   24
Shaar Warrants..............................................   24
Shares......................................................    4
Shortfall...................................................    5
Shortfall Adjustment........................................    5
single employer.............................................   15
Stock Election..............................................    4
Stock Portion...............................................    4
Stockholder Materials.......................................   57
Subsidiary..................................................   57
Surviving Corporation.......................................    2
Tax Returns.................................................   20
Taxes.......................................................   20
Termination Date............................................   51
the date hereof.............................................    1
Third Party.................................................   39
Total Cash Component........................................    5
under common control with...................................   55
VWACP.......................................................   52
XMM.........................................................    1
XMM 5% Stockholder..........................................   34
XMM Common Stock............................................    3
XMM Contracts...............................................   33
XMM Disclosure Schedule.....................................   23
XMM Equity Rights...........................................   25
XMM ERISA Affiliate.........................................   29
XMM Exchange Options........................................    9
XMM Intellectual Property...................................   32
XMM Option Plans............................................   24
XMM Party...................................................   34
XMM Plan....................................................   29
XMM Preferred Stock.........................................   24
XMM SEC Reports.............................................   27

XMM Stockholder Approval....................................   26
XMM Stockholders' Meeting...................................   43
XMM Subsidiary..............................................   57
XMM Subsidiary Equity Rights................................   25
XMM Termination Fee.........................................   53

                                                                    EXHIBIT 2.4B

(a) "Per Share Cash Consideration" means an amount equal to:

          A-G
          ---
           E

        where  A = Aggregate Merger Consideration

               E = Total number of issued and outstanding primary shares of
                   LifeMinders Common Stock at the Effective Time

               G = Aggregate Option Value

        and    "Aggregate Option Value" means an amount equal to:

                                    (A+D)
                              F  x [-----] - D
                                    (E+F)

        where  A = Aggregate Merger Consideration

               D = Aggregate exercise prices of all Company Options
                   outstanding at the Effective Time with an exercise price of $2.57 or less plus the aggregate exercise prices of all Company Options with an exercise price of $2.57 or less which are exercised between July 18, 2001 and the Effective Time.

               E = Total number of issued and outstanding primary shares of
                   LifeMinders Common Stock at the Effective Time.

               F = Total number of Company Options outstanding at the
                   Effective Time with an exercise price less than $2.57.

(b) For purposes of this formula, "Company Options" means LifeMinders Options which are either (i) vested at the Effective Time (including all LifeMinders Options vesting as described in Exhibit 2.9B) or (ii) unvested but will accelerate and vest as a result of the Merger (including all LifeMinders Options vesting as described in Exhibit 2.9B).

(c) Notwithstanding the foregoing, if the Per Share Cash Consideration calculation yields a price per share that results in "in the money" Company Options (i.e., Company Options with an exercise price per share less than the Per Share Cash Consideration) covering a number of shares of LifeMinders Common Stock that is different than the number representing "F" in the Aggregate Option Value formula, then the Per Share Cash Consideration shall be recalculated using "D" and "F" numbers reflecting all shares underlying "in the money" Company Options.

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